SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GILEAD SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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To our stockholders:

We are pleased to invite you to attend the 2006 annual meeting of stockholders of Gilead Sciences, Inc., to be held on Wednesday, May 10, 2006 at 10:00 a.m. local time at the Hyatt Regency San Francisco Airport in Burlingame, California.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot—by telephone, by Internet or by mailing the proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in Gilead Sciences, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

James M. Denny	John C. Martin
Chairman of the Board	Director,President and Chief Executive Officer

March 31, 2006

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2006

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), will be held on Wednesday, May 10, 2006 at 10:00 a.m. local time at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010 for the following purposes:

1. To elect nine directors to serve for the next year and until their successors are elected and have qualified;

2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2006;

3. To approve an amendment to Gilead’s 2004 Equity Incentive Plan;

4. To approve Gilead’s Code Section 162(m) Bonus Plan and certain performance-based provisions thereunder;

5. To approve an amendment to Gilead’s Restated Certificate of Incorporation to increase the authorized number of shares of Gilead’s common stock from 700,000,000 to 1,400,000,000 shares;

6. To vote on a stockholder proposal requesting a report on the HIV/AIDS, tuberculosis and malaria pandemics; and

7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 22, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Mark L. Perry Secretary

Foster City, California

March 31, 2006

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN (A RETURN ENVELOPE IS ENCLOSED) THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE (OR GRANT A PROXY TO VOTE BY TELEPHONE OR THE INTERNET) IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

QUESTIONS AND ANSWERS

1.	Why am I receiving these materials?

The Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), is providing these proxy materials to you in connection with Gilead’s annual meeting of stockholders, which will take place on Wednesday, May 10, 2006 (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

2.	What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, Gilead’s Board and Board committees, the compensation of directors and certain executive officers and other required information.

3.	How may I obtain a copy of Gilead’s Report on Form 10-K and other financial information?

A copy of our 2005 Annual Report, which includes our Form 10-K for the year ended December 31, 2005, is enclosed.

4.	Who is entitled to vote at the Annual Meeting?

Only holders of Gilead’s common stock at the close of business on March 22, 2006 are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were 462,682,676 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

5.	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	Election of directors to serve for the next year and until their successors are elected and have qualified;

•	Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2006;

•	Approval of an amendment to Gilead’s 2004 Equity Incentive Plan;

•	Approval of Gilead’s Code Section 162(m) Bonus Plan and certain performance-based provisions under the Plan;

•	Approval of an amendment to Gilead’s Restated Certificate of Incorporation to increase the authorized number of shares of Gilead’s common stock from 700,000,000 to 1,400,000,000 shares; and

•	A stockholder proposal requesting a report on the HIV/AIDS, tuberculosis and malaria pandemics.

We also will consider any other business that properly comes before the Annual Meeting. See question 11 “Could other matters be decided at the Annual Meeting?” below.

6.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the 2006 fiscal year, “FOR” the approval of an amendment to Gilead’s 2004 Equity Incentive Plan, “FOR” the approval of Gilead’s Code Section 162(m) Bonus Plan and certain performance-based provisions under the Plan, “FOR” the approval of an amendment to Gilead’s Restated Certificate of Incorporation to increase the authorized number of shares of Gilead’s common stock from 700,000,000 to 1,400,000,000 shares, and “AGAINST” the stockholder proposal requesting a report on the HIV/AIDS, tuberculosis and malaria pandemics.

7.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.

Election of directors

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Because nine directors are to be elected at the annual meeting, the nine nominees receiving the highest number of “For” votes will be elected. “Withheld” votes are not counted for purposes of the election of directors.

Ratification of selection of Ernst & Young LLP

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are not counted as votes “For” or “Against” this proposal.

Approval of an amendment to Gilead’s 2004 Equity Incentive Plan

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve an amendment to Gilead’s 2004 Equity Incentive Plan. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are not counted as votes “For” or “Against” this proposal.

Approval of Gilead’s Code Section 162(m) Bonus Plan and certain performance-based provisions thereunder

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve Gilead’s Code Section 162(m) Bonus Plan and certain performance-based provisions thereunder. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are not counted as votes “For” or “Against” this proposal.

Approval of an amendment to Gilead’s Restated Certificate of Incorporation to increase the authorized number of shares of Gilead’s common stock from 700,000,000 to 1,400,000,000 shares

The affirmative vote of the holders of a majority of the outstanding shares of Gilead common stock will be required to approve this amendment to Gilead’s Restated Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as negative votes.

Stockholder proposal requesting a report on the HIV/AIDS, tuberculosis and malaria pandemics

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal requesting a report on the HIV/AIDS, tuberculosis and malaria pandemics. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are not counted as votes “For” or “Against” this proposal.

8.	How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet.

By mail

To vote your proxy by mail, be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

By telephone or on the Internet

Stockholders of record may go to http://www.proxyvoting.com/gild to grant a proxy to vote their shares by means of the Internet. Please have your proxy card handy when you go online. You will be required to provide the Gilead number and control number contained on your proxy card. You will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Standard Time on May 9, 2006.

In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you hold your shares in “street name” or otherwise have beneficial but not record ownership of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

9.	What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to Gilead’s Corporate Secretary;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may revoke your proxy or submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting as described in the answer to the preceding question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

10.	What is the deadline for voting my shares by proxy, via the Internet or by telephone?

Votes by proxy must be received before the polls close at the Annual Meeting. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time on May 9, 2006.

11.	Could other matters be decided at the Annual Meeting?

On the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration, if you execute and deliver a proxy, John C. Martin and Mark L. Perry, the persons named in your proxy card, will have the discretion to vote on those matters for you.

12.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify stockholders by name are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Mellon Investor Services, the independent proxy tabulator used by Gilead, counts the votes and acts as the inspector of election for the meeting.

13.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2006.

14.	Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement and any additional information furnished to stockholders. Gilead may reimburse banks, brokerage houses, fiduciaries and custodians holding in their names shares of Gilead’s common stock beneficially owned by others for their out-of-pocket expenses for forwarding solicitation materials to such beneficial owners. We have hired Mellon Investor Services LLC to distribute and solicit proxies. We will pay Mellon a fee of $8,500, plus reasonable expenses, for these services.

15.	When are the 2007 stockholder proposals due?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in Gilead’s proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than December 2, 2006. Such proposals also must comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Fax: (650) 578-9264

Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement must give timely notice to the Corporate Secretary in accordance with Gilead’s Bylaws, which, in general, require that the notice be received by the Corporate Secretary:

•	not earlier than the close of business on January 10, 2007, and

•	not later than the close of business on February 9, 2007.

If the date of the stockholder meeting is moved more than 30 days before or 30 days after the anniversary of Gilead’s annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in Gilead’s proxy statement under Rule 14a-8 must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; or

•	10 days after public announcement of the meeting date.

16.	If I have additional questions, who can I contact?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact Gilead’s proxy solicitor:

Mellon Investor Services LLC

480 Washington Boulevard

Jersey City, NJ 07503

In the United States: (866) 768-4950

In the United States (TDD for those with Impaired Hearing): (800) 231-5469

From outside the United States: (201) 680-6578

From outside the United States (TDD for those with Impaired Hearing): (201) 680-6610

Banks and brokers (call collect): (201) 680-5290

Email: shareholder@mellon.com (for general inquiries)

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 10, 2006 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010.

Solicitation

Gilead will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Gilead’s common stock beneficially owned by others to forward to such beneficial owners. Gilead may reimburse persons representing beneficial owners of common stock for their out-of-pocket expenses for forwarding solicitation materials to such beneficial owners. In addition, Gilead has retained Mellon Investor Services LLC (“Mellon”) to act as a proxy solicitor in conjunction with the Annual Meeting. Gilead has agreed to pay Mellon a fee of $8,500, plus reasonable out-of-pocket expenses, for their proxy solicitation services. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other employees of Gilead. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them.

Gilead intends to mail this proxy statement and the accompanying proxy card on or about March 31, 2006 to all stockholders entitled to vote at the Annual Meeting.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in Gilead’s proxy statement and form of proxy for Gilead’s 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is December 2, 2006. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2006 Annual Meeting of Stockholders (or no earlier than January 10, 2007 and no later than February 9, 2007, as currently scheduled); provided, however, that in the event that the date of the annual meeting of stockholders is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the 2006 annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. Stockholders wishing to submit any such proposal are also advised to review Rule 14a-8 under the Exchange Act and Gilead’s bylaws, which contain additional requirements, including advance notice requirements, concerning stockholder proposals and director nominations.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on the record date, March 22, 2006, will be entitled to notice of and to vote at the Annual Meeting. Each stockholder of record on the record date will be entitled to one vote for each share of common stock held as of the record date on all matters to be voted upon at the Annual Meeting. At the close of business on March 22, 2006, Gilead had outstanding and entitled to vote 462,682,676 shares of common stock.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. The inspector of election appointed for the meeting will tabulate all votes, and will separately tabulate “for” and “withheld” votes and, with respect to proposals other than the election of directors, negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, except they will have no effect on the election of directors. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a particular proposal has been approved, except for Proposal 5. For Proposal 5, broker non-votes will have the same effect as negative votes.

Voting in Person or by Mail

Stockholder of Record: Shares Registered in Your Name

Stockholders of record may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not a stockholder plans to attend the meeting, the stockholder should vote by proxy to ensure his vote is counted. A stockholder may still attend the meeting and vote in person if he has already voted by proxy. To vote in person, a stockholder may come to the Annual Meeting and Gilead will provide the stockholder with a ballot when he arrives. To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage paid envelope provided. If a stockholder returns a signed proxy card to Gilead before the Annual Meeting, Gilead will vote the stockholder’s shares as he directs.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than Gilead’s proxy card. Simply complete and mail the proxy card to ensure that your vote is counted.

Voting Via the Internet or by Telephone

Stockholders may also grant a proxy to vote their shares using the telephone or on the Internet. The law of the State of Delaware, under which Gilead is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvoting.com/gild to grant a proxy to vote their shares by means of the Internet. They will be required to provide the Gilead number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than Gilead’s proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ website at http://www.proxyvote.com.

General Information for All Shares Voted Via the Internet or by Telephone

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time on May 9, 2006. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A stockholder of record may revoke its proxy before it is exercised by filing with Gilead’s Secretary at Gilead’s principal executive office, 333 Lakeside Drive, Foster City, California 94404, a written notice of revocation, or it may be revoked by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. A beneficial owner of shares may revoke its proxy or submit new voting instructions by contacting its bank, broker or other holder of record. A beneficial owner may also vote in person at the Annual Meeting. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

There are nine nominees for the nine Board positions presently authorized by resolution of the Board and Gilead’s bylaws. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead. Each nominee other than John F. Cogan, who was appointed to the Board in July 2005, and John W. Madigan, who was appointed to the Board in December 2005, was previously elected by the stockholders at the 2005 annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as Gilead’s management may propose. Each person nominated for election has agreed to serve if elected and Gilead’s management has no reason to believe that any nominee will be unable to serve.

Gilead has a standing Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the standards for independence described by the Nasdaq Stock Market (“Nasdaq”) listing standards. The Nominating and Corporate Governance Committee recommended each of the nominees listed below to the Board for nomination.

THE BOARD RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

Nominees

The names of the nominees in alphabetical order and certain information about them as of March 31, 2006, are set forth below:

Name	Age	Position With Gilead/Principal Occupation
Paul Berg(1)(2)	79	Cahill Professor, Emeritus, Department of Biochemistry, Stanford University School of Medicine
John F. Cogan(2)(3)	58	Senior Fellow, Hoover Institution, Stanford University
Etienne F. Davignon(1)	73	Vice Chairman of Suez-Tractebel
James M. Denny(1)(3)	73	Chairman of the Board of Directors of Gilead
John W. Madigan(3)(4)	68	Retired Chairman and Chief Executive Officer of Tribune Company
John C. Martin	54	President and Chief Executive Officer of Gilead
Gordon E. Moore(4)	77	Chairman Emeritus, Intel Corporation
Nicholas G. Moore(3)(4)	64	Retired Global Chairman of PricewaterhouseCoopers
Gayle E. Wilson(1)(2)	63	Director of the Education Financing Foundation of California and the Ralph M. Parsons Foundation

(1)	Member of the Nominating and Corporate Governance Committee
(2)	Member of the Scientific Committee
(3)	Member of the Audit Committee
(4)	Member of the Compensation Committee

Dr. Berg joined Gilead’s Board of Directors in April 1998. Dr. Berg is currently Cahill Professor Emeritus in Cancer Research in the Department of Biochemistry at the Stanford University School of Medicine, where he has been on the faculty since 1959. He is Director Emeritus of the Stanford University Beckman Center for Molecular and Genetic Medicine. Dr. Berg is a director of Affymetrix, Inc., as well as a scientific advisor to Perlegen Inc. He is a founder of and a scientific advisor to the president of Schering Plough’s DNAX Research Institute. Dr. Berg also served on Gilead’s Scientific Advisory Board from April 1998 to December 2003. Dr. Berg is a member of the U.S. National Academy of Sciences and received the Nobel Prize for Chemistry in 1980 and the National Medal of Science in 1983.

Dr. Cogan joined Gilead’s Board of Directors in July 2005. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and health care. In addition to his academic tenure, Dr. Cogan has held a number of positions within the U.S. government, including as Assistant Secretary for Policy in the U.S. Department of Labor from 1981 to 1983. From 1983 to 1986, he served as an Associate Director in the U.S. Office of Management and Budget (OMB), first as Associate Director for Economics and Government and subsequently as Associate Director for Human Resources. His responsibilities included development and review of all health, housing, education and employment training programs and policies. From 1988 to 1989, Dr. Cogan served as Deputy Director of the OMB. Dr. Cogan is a director of Monaco Coach Corporation and Venture Lending and Leasing Funds I, II and IV.

Mr. Davignon joined Gilead’s Board of Directors in September 1990. He is currently Vice-Chairman of Suez-Tractebel. He served as the Chairman of Société Générale de Belgique, a diversified financial and industrial company, from 1985 to 2001 and served as its Chairman from 1988 to 2001. Mr. Davignon served as the European Community’s Commissioner for Industry and International Markets from 1977 to 1981 and as the European Community’s Vice President for Research, Industry and Energy Policies from 1981 to 1984. Mr. Davignon is the Chairman of Compagnie de Wagons Lits in France, Recitel, CMB, SN Air Holding and a director of Compagnie de Suez and Sofina.

Mr. Denny joined Gilead’s Board of Directors in January 1996 and was elected Chairman of the Board in January 2001. Mr. Denny is the retired Vice Chairman and Chief Financial Officer of Sears, Roebuck & Co. He is a former director of Astra AB, Allstate Corporation, Sears, General Instruments, and the Principal Financial Group and has served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., as well as Chairman of Pearle Health Services, Inc., a Searle affiliated company. He is currently a director of GATX Corporation and ChoicePoint, Inc. and the Chairman of Northwestern Memorial Foundation.

Mr. Madigan joined Gilead’s Board of Directors in December 2005. He is the retired Chairman and Chief Executive Officer of Tribune Company. Mr. Madigan is a special partner of Madison Dearborn Partners. He is also a director of the McCormick Tribune Foundation and Boise Cascade, a member of the Board of Overseers of the Hoover Institution, and a former Chairman of the Chicago Council on Foreign Relations. Mr. Madigan also serves as a trustee of Northwestern University, Rush University Medical Center and The Museum of Television & Radio in New York. Mr. Madigan is a member of the Defense Business Board of the Department of Defense.

Dr. Martin has served as Gilead’s President and Chief Executive Officer and a member of the Board since April 1996. He joined Gilead in October 1990 as Vice President for Research and Development. From 1984 to 1990 he was employed at Bristol-Myers Squibb and was with Syntex Corporation from 1978 to 1984. Dr. Martin serves on the Centers for Disease Control/Health Resources and Services Administration’s Advisory Committee on HIV and STD Prevention and Treatment, as Chairman of the Board of Directors of the California Healthcare Institute, and on the Board of Trustees at the University of Chicago and Golden Gate University. Dr. Martin received his Ph.D. in organic chemistry from the University of Chicago and an M.B.A. in Marketing from Golden Gate University.

Dr. Gordon Moore joined Gilead’s Board of Directors in January 1996 and served as a member of Gilead’s Business Advisory Board from July 1991 until January 1996. Dr. Moore is a co-founder and Chairman Emeritus of Intel Corporation, where he previously served as Chairman, President and Chief Executive Officer. Dr. Moore is a Trustee of the California Institute of Technology. He received the National Medal of Technology in 1990 and the Presidential Medal of Freedom, the nation’s highest civilian honor, in 2002. Dr. Moore is the Chairman of the Gordon and Betty Moore Foundation and the Moore Family Foundation. He is also the Chairman of the Executive Committee of Conservation International.

Mr. Nicholas Moore joined Gilead’s Board of Directors in March 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers (PwC), a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and of Coopers & Lybrand International in 1997. Following the merger with Price Waterhouse in July 1998, Mr. Moore served as Chief Executive Officer of the U.S. firm of PwC for two years and served for three years as global Chairman of PwC. Mr. Moore serves on the Board of Directors of Bechtel Group, Inc., Wells Fargo, Network Appliance, Hudson Highland Group and two private, venture capital-backed, technology companies. Mr. Moore intends to resign from the Board of Directors of Hudson Highland Group by April 2006. He also serves on the Board of Trustees of St. Mary’s College of California and has served as a trustee of the Financial Accounting Foundation, the entity overseeing the FASB. Mr. Moore is a member of the American Institute of Certified Public Accountants, the California Bar Association and the California and New York Society of Certified Public Accountants. Mr. Moore received a B.S. in Accounting from St. Mary’s College and a J.D. from Hastings College of Law, the University of California.

Mrs. Wilson joined Gilead’s Board of Directors in October 2001. Wife of former Governor Pete Wilson, Mrs. Wilson served as California’s First Lady from 1991 to 1999. Mrs. Wilson currently serves as a director of the Education Financing Foundation of California and the Ralph M. Parsons Foundation, a non-profit organization providing grants primarily in the areas of higher education, social impact, civic and cultural issues, and health. She was recently appointed as a community member to the board of the San Diego Consortium for Regenerative Medicine. Mrs. Wilson is a member of the Board of Trustees of the California Institute of Technology, where she is a member of its Jet Propulsion Lab committee. In addition, she is Chairman of the Advisory Board of the California State Summer School for Math and Science.

There is no family relationship between Dr. Gordon Moore and Mr. Nicholas Moore.

Director Emeritus

In January 2006, the Board appointed Dr. George P. Shultz, a former director of Gilead, to serve as Director Emeritus. As an advisor to Gilead’s Board, Dr. Shultz may attend Board meetings, including meetings of the Audit Committee and the Nominating and Corporate Governance Committee, the committees on which he served prior to his retirement, in a non-voting capacity.

Dr. Shultz joined the Board in January 1996 and served until his retirement in December 2005. Dr. Shultz currently serves as Distinguished Fellow at the Hoover Institution and as a director of the Bechtel Group, Inc., Fremont Group, Inc. and Accretive Health. Dr. Shultz served as U.S. Secretary of State from 1982 to 1989 and earlier served as Secretary of Labor, Director of the Office of Management and Budget and Secretary of the Treasury. Previously, he served as Dean of the Graduate School of Business at the University of Chicago and President of the Bechtel Group, Inc. In 1989, Dr. Shultz was awarded the Presidential Medal of Freedom, the nation’s highest civilian honor.

Board Committees and Meetings

Independence of the Board of Directors

The Nasdaq listing standards require that a majority of the members of a listed company’s board of directors must qualify as “independent” as affirmatively determined by the board of directors. After review of all relevant transactions and relationships between each director, and his or her family members, and Gilead, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that eight of Gilead’s nine nominees for director are independent directors within the meaning of the applicable Nasdaq listing standards. Dr. Martin, Gilead’s President and Chief Executive Officer, is not “independent” within the meaning of the Nasdaq listing standards.

As required under applicable Nasdaq listing standards, Gilead’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Meetings of the Board of Directors; Attendance at Annual Meetings

During the fiscal year ended December 31, 2005, the Board held seven meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Committee. During the fiscal year ended December 31, 2005, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees of the Board on which the director served, held during the period for which he or she was a director or a committee member, respectively.

The Board has a policy encouraging, but not requiring, directors to attend annual meetings of the stockholders. Three Board members attended Gilead’s 2005 annual meeting of stockholders.

Committees of the Board of Directors

The Audit Committee is comprised of Mr. Nicholas G. Moore (Chairman), Dr. Cogan, Mr. Denny and Mr. Madigan. Mr. Moore was appointed as the Audit Committee Chairman in January 2005 and Dr. Cogan and Mr. Madigan became members of the Audit Committee in July 2005 and January 2006, respectively. The Audit Committee held eleven meetings during the fiscal year ended December 31, 2005. All four members of the Audit Committee are “independent” as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards for companies listed on the Nasdaq Stock Market. The Board has determined that each of Mr. Moore, Mr. Denny and Mr. Madigan is an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules and applicable listing standards.

The Audit Committee of the Board oversees, on behalf of the Board, Gilead’s corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, the Audit Committee performs several functions. Among other things, the Audit Committee:

•	evaluates the performance, independence and qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on the Gilead engagement team as required by SEC rules;

•	reviews with the independent registered public accounting firm the adequacy and effectiveness of, and compliance with, Gilead’s accounting and financial controls and systems of internal controls;

•	reviews the financial statements to be included in Gilead’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of their review of Gilead’s quarterly financial statements.

The Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters under the Complaint and Non-Retaliation Policy, which procedures are summarized on Gilead’s website at http://www.investors.gilead.com under “Corporate Governance.”

The Audit Committee reviews and reassesses the adequacy of the Audit Committee charter every year. On July 27, 2005, the Board amended the written charter for the Audit Committee. The Audit Committee charter is available on Gilead’s website at http://www.investors.gilead.com under “Corporate Governance.” Additionally, a copy of the Audit Committee charter is attached hereto as Appendix A to this proxy statement.

The Compensation Committee makes recommendations and, with respect to executive officers, determinations concerning salaries, incentive compensation and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate, as well as produces the annual report on executive compensation for inclusion in the annual proxy statement. The Compensation Committee is currently comprised of Dr. Gordon Moore (Chairman), Mr. Madigan and Mr. Nicholas Moore. During the fiscal year ended December 31, 2005, Mrs. Wilson served as a member of the Compensation Committee until July 2005, at which time Dr. Cogan was appointed to the Compensation Committee. Dr. Cogan served on the Compensation Committee until January 2006, at which time Mr. Madigan was appointed to the Compensation Committee. The Compensation Committee met three times during the fiscal year ended December 31, 2005. The Board has determined that all members of the Compensation Committee are “independent,” as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee charter is available on Gilead’s website at http://www.investors.gilead.com under “Corporate Governance.”

The Nominating and Corporate Governance Committee identifies, evaluates and nominates new directors for consideration by the full Board, establishes criteria for Board and committee membership, and reviews and recommends changes to Gilead’s corporate governance policies and procedures. The Nominating and Corporate Governance Committee is comprised of Mrs. Wilson (Chairperson), Dr. Berg, Mr. Davignon and Mr. Denny. Mrs. Wilson was appointed to the Nominating and Corporate Governance Committee as Chairperson in July 2005, and Mr. Davignon was appointed to the Nominating and Corporate Governance Committee in January 2006. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. During the fiscal year ended December 31, 2005, the Nominating and Corporate Governance Committee met three times. The charter of the Nominating and Corporate Governance Committee is available on Gilead’s website at http://www.investors.gilead.com under “Corporate Governance.”

The Nominating and Corporate Governance Committee will evaluate potential new director candidates based on a variety of criteria including the candidate’s relevant experience, the number and nature of other board memberships held, desired diversity and the collective expertise of the Board and its committees, independence, and possible conflicts of interest. The Nominating and Corporate Governance Committee will also consider whether an individual will meet the highest standards of personal and professional integrity, will be able to contribute to an effective board and will serve the long-term interest of the stockholders of Gilead. Candidates may come to the attention of the committee from current Board members, stockholders, professional search firms, officers or other sources. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations of new director candidates. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of shares beneficially owned. The recommendation should be sent to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. To be timely, the recommendation must be delivered to the Corporate Secretary no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.

The Scientific Committee was formed in January 2004 to advise the Board regarding Gilead’s research strategies, the scientific merit of technology or products involved in licensing and acquisition opportunities and emerging science and technology issues. The Scientific Committee is currently comprised of Dr. Berg (Chairman), Dr. Cogan and Mrs. Wilson. Dr. Cogan was appointed to the Scientific Committee in January 2006. The Scientific Committee met three times during the fiscal year ended December 31, 2005. The charter of the Scientific Committee is available on Gilead’s website at http://www.investors.gilead.com under “Corporate Governance.”

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board by sending a letter to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. The Corporate Secretary will review all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not (i) related to the scope of Gilead’s business, (ii) within the scope of the Board’s responsibility, (iii) credible, or (iv) material or potentially material. If deemed an appropriate communication, the Corporate Secretary will submit a stockholder communication to the Chairman of the Board.

Code of Ethics

Gilead’s written Code of Ethics applies to all of its directors and employees, including its executive officers. The Code of Ethics is available on Gilead’s website at http://www.investors.gilead.com. Gilead intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Ethics by disclosing such information on the same website.

Executive Officers

The names of Gilead’s executive officers who are not also directors of Gilead and certain information about each of them as of April 1, 2006 are set forth below.

Gregg H. Alton, age 40, is Gilead’s Senior Vice President and General Counsel. Mr. Alton joined Gilead in 1999, and was promoted to his current role in 2005, where he is responsible for legal affairs as well as Gilead’s government affairs activities. From 2001 until 2005, Mr. Alton served as Gilead’s Vice President and General Counsel. From 1999 until 2001, Mr. Alton served as Gilead’s Associate General Counsel. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward LLP. In this role, Mr. Alton’s practice focus was mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is the chairman of the board of directors of BayBio, a San Francisco Bay Area life sciences industry organization and a member of the board of directors and treasurer of the AIDS Healthcare Foundation. He received his B.A. in Legal Studies from the University of California at Berkeley and his J.D. from Stanford Law School.

Norbert W. Bischofberger, age 50, is Gilead’s Executive Vice President, Research and Development. Dr. Bischofberger joined Gilead in 1990 as Director of Organic Chemistry, became Vice President of Organic Chemistry in February 1993 and was named Vice President of Research in August 1995. Dr. Bischofberger was appointed Senior Vice President, Research in January 1998. Dr. Bischofberger was named Senior Vice President, Research and Development in January 2000. He was promoted to Executive Vice President, Research and Development in November 2000. Prior to joining Gilead, Dr. Bischofberger worked in research at Genentech, Inc. from 1986 to 1990, most recently as Manager of DNA Synthesis. He received his B.S. in Chemistry at the University of Innsbruck in Austria and his Ph.D. in Organic Chemistry at the Eidgennossische Technische Hochschule (ETH) in Zurich, Switzerland and did postdoctoral work at Harvard University.

Anthony D. Caracciolo, age 51, is Gilead’s Senior Vice President, Manufacturing Operations. Mr. Caracciolo joined Gilead in 1997 as Vice President, Manufacturing Operations, and was promoted to Senior Vice President, Manufacturing Operations in August 2003. Prior to joining Gilead, Mr. Caracciolo spent six years as Vice President of Operations for Bausch & Lomb’s pharmaceutical division in Tampa, Florida, directing the manufacture and global distribution of ophthalmic preparations. Prior to Bausch & Lomb, Mr. Caracciolo held various management positions at Sterling Drug, Inc. over a 13-year period. He received a B.S. in Pharmaceutical Science from St. John University, New York and was a practicing pharmacist.

William A. Lee, age 50, is Gilead’s Senior Vice President, Research. Dr. Lee joined Gilead as Director of Pharmaceutical Product Development in August 1991, became Vice President, Pharmaceutical Product Development in January 1995 and in February 2000 was promoted to Vice President, Research and Pharmaceutical Development. Dr. Lee was promoted to Senior Vice President, Research in November 2000. Prior to joining Gilead, Dr. Lee was Department Head of Drug Delivery and Formulation at California Biotechnology, Inc. from 1986 to 1991. From 1985 to 1986, Dr. Lee was a research scientist at Syntex Corporation. He received his Ph.D. in Physical Organic Chemistry from the University of California at San Diego and did postdoctoral work at the Ecole Polytech Federal Lausanne and the University of California at Santa Barbara.

John F. Milligan, age 45, is Gilead’s Executive Vice President and Chief Financial Officer. Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996 he became Director of Project Management and Project Team Leader for the Gilead and F. Hoffmann-La Roche collaboration on Tamiflu®. In 1998, he transitioned to Corporate Development and, in March 2000, he was promoted to Vice President, Corporate Development with responsibility for licensing, corporate partnerships and mergers and acquisitions. Dr. Milligan was promoted to Chief Financial Officer in March 2002 and to Executive Vice President and Chief Financial Officer in July 2003. Dr. Milligan received a doctorate in Biochemistry from the University of Illinois and was an American Cancer Society Postdoctoral fellow at the University of California at San Francisco.

John J. Toole, age 52, is Gilead’s Senior Vice President, Clinical Research. Dr. Toole joined Gilead in 1990 as Director of Molecular and Cellular Biology. He was promoted to Vice President, Biology in 1996, and became Vice President, Clinical Research in 1998. Dr. Toole was promoted to Senior Vice President, Clinical Research in August 2003. Dr. Toole was a recipient of an American Cancer Society Postdoctoral Fellowship, and performed his postdoctoral work in molecular biology at the Harvard Medical School and the Massachusetts Institute of Technology. Dr. Toole was one of the founding scientists of Genetics Institute, Inc., where he led the project team that first cloned the human coagulation factor VIII gene. He received his Ph.D. in Molecular Biology from the State University of New York at Buffalo and his M.D. from the Stanford University School of Medicine.

Taiyin Yang, age 52, is Gilead’s Senior Vice President, Pharmaceutical Development and Manufacturing. Dr. Yang joined Gilead in 1993 as Director of Analytical Chemistry and was promoted to Senior Director of Analytical and Quality Operations in 1997, and Vice President of Pharmaceutical Development and Manufacturing in 2000. She was promoted to her current role in 2005, where she is responsible for managing the chemistry, manufacturing and control operations encompassing chemical development, formulation and process development of active pharmaceutical ingredients for Gilead’s commercial and investigational products. Prior to joining Gilead, Dr. Yang was Director of Analytical Chemistry at Syntex Corporation. Dr. Yang is a member of the American Association of Pharmaceutical Scientists, a member of the American Chemical Society and a member of the Drug Information Association. Dr. Yang received her bachelor’s degree in Chemistry from National Taiwan University and her Ph.D. in Organic Chemistry from the University of Southern California.

Kevin Young, age 48, is Gilead’s Executive Vice President, Commercial Operations. Mr. Young joined Gilead in September 2004 as Executive Vice President of Commercial Operations. Mr. Young has spent 20 years in the biopharmaceutical industry, first with Zeneca Pharmaceuticals (formerly ICI Pharmaceuticals) and more recently, with Amgen Inc. During his 12 years at Amgen, Mr. Young held a number of positions in Europe and the United States. His most recent position was Head of the U.S. Inflammation Business Unit, leading the re-launch of Enbrel® following the acquisition of Immunex Corporation. Mr. Young has undergraduate and graduate degrees in Sports Science and Exercise from Liverpool and Nottingham, England and has completed the Executive Program at the University of Michigan, School of Business Administration.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as Gilead’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and has further directed that Gilead submit the selection of Gilead’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. The Audit Committee of the Board has determined that the rendering of non-audit services by Ernst & Young LLP during the fiscal year ended December 31, 2005 was compatible with maintaining their independence. Ernst & Young LLP has audited Gilead’s financial statements since Gilead’s inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Gilead’s independent registered public accounting firm is not required by Gilead’s bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Gilead and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the fiscal years ended December 31, 2005 and December 31, 2004 for the professional services described below are as follows:

Audit Fees. Fiscal 2005 audit fees consisted of fees incurred for professional services rendered for the integrated audit of Gilead’s consolidated financial statements and of its internal control over financial reporting and review of the interim condensed consolidated financial statements included in the 2005 quarterly reports. Fiscal 2004 audit fees consisted of fees incurred for professional services rendered for the integrated audit of Gilead’s consolidated financial statements and of its internal control over financial reporting and review of the interim condensed consolidated financial statements included in the 2004 quarterly reports. Fiscal 2005 and fiscal 2004 audit fees also consisted of fees incurred for services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. During fiscal 2005 and fiscal 2004, the aggregate audit fees billed by Ernst & Young LLP were $2,833,000 and $2,151,000, respectively.

Audit-related Fees. Audit-related fees consist of fees incurred for assurance and related services that are traditionally performed by the principal accountant, are reasonably related to the performance of the audit or review of Gilead’s consolidated financial statements and are not reported under “Audit Fees.” During fiscal 2004, audit-related fees consisted of documentation services rendered by Ernst & Young LLP in connection with Gilead’s preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. During fiscal 2005, there were no fees billed by Ernst & Young LLP for audit-related services. During fiscal 2004, the aggregate fees billed by Ernst & Young LLP for audit-related services were $114,000.

Tax Fees. During fiscal 2005 and fiscal 2004, the aggregate fees billed by Ernst & Young LLP for tax-related services were $440,000 and $635,000, respectively, primarily in connection with domestic and international tax compliance.

All Other Fees. During fiscal 2005, the aggregate fees billed by Ernst & Young LLP for other professional services were $43,000 primarily related to specified procedures performed by Ernst & Young LLP in relation to a user-defined report. During fiscal 2004, there were no fees billed by Ernst & Young LLP for other professional services.

All of the services described above were pre-approved by the Audit Committee.

Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, the Audit Committee and the Corporate Controller must both pre-approve all services to be provided by the independent registered public accounting firm, and the policy prohibits the engagement of the independent registered public accounting firm for certain specified services. The policy permits the engagement of the independent registered public accounting firm for services that are approved by the Audit Committee and the Corporate Controller in defined categories such as audit services, audit-related services and tax services. The policy also permits engagement of the independent registered public accounting firm for other services approved by the Audit Committee if there is a persuasive business reason for using the independent registered public accounting firm over other providers. The policy provides that as a general rule of thumb, the fees for these other services should be below 25% of total audit fees. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated by the Audit Committee. The Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by the independent registered public accounting firm in the future.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE GILEAD SCIENCES, INC. 2004 EQUITY INCENTIVE PLAN

Gilead’s stockholders are being asked to approve the amendment of Gilead’s 2004 Equity Incentive Plan (the “2004 Plan”) to:

•	increase the number of shares authorized and reserved for issuance under the 2004 Plan by an additional 10,000,000 shares of common stock; and

•	increase the number of shares authorized under the 2004 Plan that may be granted as “full value” share awards (restricted stock, performance shares, phantom shares, stock appreciation rights and performance units (to the extent settled in shares)) from 2,900,000 to 5,000,000 shares.

The table below summarizes the share reserve/allocation under all of Gilead’s equity incentive plans as of February 28, 2006:

Plan	Shares Available for Grant	Shares Outstanding
	Number of Shares	Number of Shares	Weighted Average Exercise Price(1)	Weighted Average Remaining Contractual Term(1)
2004 Equity Incentive Plan	14,702,452	16,357,487	$43.4661	9.31 years

1991 Stock Option Plan	Gilead no longer grants equity awards under this plan	29,622,188	$19.2511	6.28 years

1995 Non-Employee Director’s Stock Option Plan	Gilead no longer grants equity awards under this plan	1,803,100	$10.1607	4.25 years

NeXstar Pharmaceuticals 1993 Incentive Stock Plan	Gilead no longer grants equity awards under this plan	10,592	$3.4049	0.78 years

Triangle Pharmaceuticals 1996 Incentive Stock Plan	Gilead no longer grants equity awards under this plan	644,909	$22.5773	5.31 years

(1)	Does not take into account 6,249 phantom shares granted to directors under the 2004 Plan.

General

Gilead believes that an employee equity compensation program is a necessary and powerful incentive and retention tool that benefits all of its stockholders. Approval of the amendments to the 2004 Plan is intended to enable Gilead to achieve the following objectives:

1. The opportunity for stockholders to review Gilead’s equity incentive plan annually. Gilead believes it is a sound governance practice to provide our stockholders the opportunity to evaluate and vote on adding shares to our equity plan each year. We typically grant the majority of our employee equity awards in February of each year, so the requested increase to the shares available for grant is intended to provide sufficient shares to fund employee equity awards up to the 2007 annual meeting of stockholders, with a reserve for extraordinary circumstances.

2. The continued ability of Gilead to provide equity-based incentive compensation opportunities to substantially all of Gilead’s U.S. employees and non-employee directors, while maintaining our commitment to keep net annual dilution at less than 3% of total shares outstanding. Our net dilution resulting from Gilead’s equity-based incentive compensation grants made in 2005, 2004 and 2003 was 1.5%, 2.4% and 2.3% (excluding 3,990,460 options assumed in the acquisition of Triangle Pharmaceuticals, Inc.), respectively. Net dilution refers to the percentage of the total number of shares of common stock outstanding at the end of a year represented by equity-based incentive compensation grants made during such year less any shares returned to the plan as a result of equity award terminations during such year. We intend to limit net annual dilution under the 2004 Plan to no more than 3% of the number of shares of common stock outstanding in the course of our normal granting practices, not including extraordinary events (such as acquisitions).

3. The ability to maintain a market-competitive stock-based incentive program by having various types of equity compensation awards available under the 2004 Plan, including: stock options, restricted stock, performance shares, phantom shares and stock appreciation rights.(1) The various awards available under the 2004 Plan provide Gilead with greater flexibility to link employee performance with equity rewards and to respond to market-competitive changes in equity compensation practices. We conducted a comprehensive review of our employee equity program in 2005, including an assessment of various equity awards other than stock options. Based on where Gilead is in its life cycle, management and the Board believe that stock options best align employee compensation with company performance. At this time, we expect that stock options priced at the full fair market value of Gilead common stock on the date of grant will remain the primary form of equity compensation for our executives, broad-based employee population and non-employee directors. However, we want to maintain the flexibility to use other forms of equity compensation based on business conditions and/or if competitive practice changes. The amendment to increase the number of full value awards that may be granted under the 2004 Plan will provide Gilead with the necessary flexibility to do that.

4. The furtherance of compensation and governance best practices. When the 2004 Plan was submitted for stockholder approval in 2004, Gilead incorporated several provisions to protect stockholders and reflect corporate governance best practices. First, the 2004 Plan prohibits stock option repricing without stockholder approval and does not contain an evergreen feature (evergreen features provide for automatic replenishment of authorized shares available under the plan). Second, if the amendment to increase the full value share limit is approved, there will be a 5,000,000 share limit on the number of shares of restricted stock, performance shares, phantom shares, stock appreciation rights (which are viewed by some stockholders as equivalent to full value shares) and performance units (to the extent settled in shares) that may be issued under the 2004 Plan. Finally, the stockholder-approved 2004 Plan is the only plan under which equity awards may be granted to Gilead employees, other than Gilead’s Employee Stock Purchase Plan.

Background on Equity Compensation at Gilead

Equity compensation has historically been a key element of Gilead’s compensation program. We believe this practice has been a significant contributing factor to Gilead’s corporate achievements and financial performance in 2005 and stockholder returns over the past three years. The ability to grant stock options has enabled Gilead to attract and retain the highest caliber of employees. Stock options have also allowed us to link incentive rewards to company performance, to encourage employee ownership in Gilead and to align the interest of employees and directors with those of stockholders. This is because an increase in stock price after the date of the award is necessary for employees to realize any value; thus, employees are rewarded only if the stock price rises.

The use of equity compensation is not unique to Gilead, of course. Stock-based awards, and specifically stock options (but increasingly other forms of equity compensation), are a common form of compensation within our industry and are typically granted broadly throughout the organization. Without stock options, Gilead would be at a disadvantage against our competitors for recruiting and retaining key talent in that we would be unable to offer the market-competitive total compensation packages necessary to attract, retain and motivate individuals critical to our future success. Without the ability to grant stock options (or other stock-based awards), Gilead may be forced to increase cash compensation, thereby reducing resources available for the research and development or commercialization of our products.

(1)	The 2004 Plan also provides Gilead with the ability to grant dividend equivalent rights; however, Gilead has never declared or paid a cash dividend in the history of the company and does not intend to grant any dividend equivalent rights for the foreseeable future.

We understand that stock-based compensation is a valuable and limited resource and that stockholders expect us to utilize this tool in an efficient manner. As a consequence, we have actively managed our stock plan over the past few years to meet stockholder expectations. Over the last three years, our average net annual dilution rate was 2.1% (excluding options assumed in the acquisition of Triangle Pharmaceuticals, Inc.), and we are committed to maintaining a net dilution rate of less than 3% into the future, subject to extraordinary events (such as acquisitions). To stay within this limit, individual annual grants are linked directly to an employee’s performance. Management and the Compensation Committee also carefully monitor and manage our total number of shares available for issuance under the 2004 Plan, which is currently below the 50th percentile of our peer group.

Stockholders are requested in this Proposal 3 to approve the amendments to the 2004 Plan. The 2004 Plan, as amended to date and reflecting the amendments on which you are being asked to vote, is attached hereto as Appendix B. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendments to the 2004 Plan. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

Key Provisions

The 2004 Plan is designed to reflect prevailing corporate governance and executive compensation best practices. The following is a summary of the key provisions of the 2004 Plan that reflects the proposed amendments. This summary does not purport to be a complete description of all the provisions of the 2004 Plan and is qualified in its entirety by reference to the provisions of the 2004 Plan itself, which is attached as Appendix B to this proxy statement.

Plan Termination Date:	May 25, 2014

Eligible Participants:	Employees, directors and consultants of Gilead or a related entity (except that only employees are eligible for Incentive Stock Options)

Shares Authorized(1):	41,377,130, which includes 27,200,000 shares authorized for issuance under the 2004 Plan, 12,595,930 shares previously authorized and available for issuance under the 1991 Stock Option Plan as of February 28, 2006 and 1,581,200 shares previously authorized and available for issuance under the 1995 Non-Employee Director’s Stock Option Plan Plan as of February 28, 2006.

Shares Authorized as a Percent of Common Stock Outstanding on February 28, 2006:	0.895%

Award Types:

(1)    Incentive stock options

(2)    Nonstatutory stock options

(3)    Stock appreciation rights(2)

(4)    Dividend equivalent rights (Gilead has never declared or paid a cash dividend to stockholders in the history of the company)

(5)    Restricted stock

(6)    Performance units

(7)    Performance shares

(8)    Phantom shares

Grant Limits Per Person Per Year:	Stock Options:	1,250,000(3)

	Restricted Stock, Performance Shares, Phantom Shares, Stock Appreciation Rights:	200,000(4)

	Awards Denominated in U.S. Dollars:	$7,000,000

Aggregate Restricted Stock, Performance Shares, Phantom Shares, Stock Appreciation Rights and Performance Units (to the extent settled in shares) Authorized:	5,000,000

Vesting:	Determined by Compensation Committee

Not Permitted:	Repricing of stock options, unless approved by stockholders

(1)	Shares previously authorized and available for issuance under the 2004 Plan will increase as forfeited awards due to terminations under the 1991 Stock Option Plan and the 1995 Non-Employee Stock Option Plan revert back in the 2004 Plan to the extent they are not vested when the participant’s relationship is terminated. Gilead no longer grants new equity awards under either the 1991 Stock Option Plan or the 1995 Non-Employee Stock Option Plan.
(2)	Share accounting for stock appreciation rights will be based on gross issuance and not net issuance.
(3)	Under the 2004 Plan, an employee may be granted options to purchase up to an additional 500,000 shares of common stock on initial hire or promotion.
(4)	Under the 2004 Plan, an employee may be granted up to an additional 100,000 shares of restricted stock, restricted stock units, performance shares, phantom shares or stock appreciation rights on initial hire or promotion.

Eligibility

Gilead employees or employees of a related entity are eligible to receive all types of awards under the 2004 Plan. Non-employee directors and consultants of Gilead or a related entity are eligible to receive awards except for Incentive Stock Options. The Compensation Committee or, in the case of awards to employees and consultants who are not directors or officers (as defined in the 2004 Plan), its delegate will determine which employees and consultants will receive awards under the 2004 Plan.

Awards

Awards under the 2004 Plan will be either performance-based and designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or discretionary. Subject to the 2004 Plan limits, the Compensation Committee has the discretionary authority to determine the size of an award and whether it will be subject to performance-based requirements. Under the 2004 Plan, an award may be based on any one of, or combination of, the following performance-based criteria:

•	revenue;

•	achievement of specified milestones in the discovery and development of one or more of Gilead’s products;

•	achievement of specified milestones in the commercialization of one or more of Gilead’s products;

•	achievement of specified milestones in the manufacturing of one or more of Gilead’s products;

•	expense targets;

•	personal management objectives;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	earnings per share;

•	operating efficiency;

•	operating margin;

•	gross margin;

•	return measures (including, but not limited to, return on assets, capital, equity, or sales);

•	net sales growth;

•	productivity ratios;

•	operating income;

•	net operating profit;

•	net earnings or net income (before or after taxes);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	earnings before or after interest, taxes, depreciation, and/or amortization;

•	economic value added;

•	market share;

•	customer satisfaction;

•	working capital targets; and

•	to the extent that an award (other than a stock option or stock appreciation right) is not intended to comply with Section
162(m) of the Code, other measures of performance selected by the Board or the Compensation Committee.

Gilead’s Compensation Committee may provide that attainment of a performance goal will be measured by adjusting the evaluation of performance as follows: to exclude restructuring and/or other nonrecurring charges; to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; to exclude the effects of changes to U.S. generally accepted accounting principles required by the Financial Accounting Standards Board; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; to exclude any other unusual, non-recurring gain or loss or other extraordinary item; to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; to exclude the dilutive effects of acquisitions or joint ventures; to assume that any business divested by Gilead achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; to exclude the effect of any change in the outstanding shares of common stock of Gilead by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and to reflect any partial or complete corporate liquidation. The Compensation Committee also may reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

Intended Grants to Directors

Gilead intends to use the 2004 Plan to help administer its compensation program for directors. Under the 2004 Plan, option grants to non-employee directors are discretionary. For at least the next year, the Board expects the 2004 Plan to operate according to the following provisions as approved by the Compensation Committee. However, the Compensation Committee may change them at any time.

The Board expects to grant options to purchase 30,000 shares of common stock to each non-employee director upon his or her initial election to the Board (the “initial grant’) and options to purchase 18,750 shares of common stock on the date of each subsequent annual stockholders’ meeting (the “annual grant”), provided that the non-employee director is still serving on the Board on the date of the annual stockholders’ meeting. The Board will determine the initial grant to a non-employee director serving as the chairperson of the Board upon election to the Board and expects to grant an additional option to purchase 15,000 shares of common stock to the chairperson as an annual grant going forward.

The Board expects to grant to a non-employee director serving as chairperson of a standing committee of the Board an additional option to purchase 6,000 shares of common stock at the time of his or her initial appointment and an additional option to purchase 7,500 shares of common stock at the time of his or her annual grant, with the exception of the Audit Committee chairperson, who will receive an additional option to purchase 10,000 shares at the time of his or her annual grant. The Board expects to grant to each non-employee director serving as a member of a standing committee of the Board an additional option to purchase 3,000 shares of common stock at the time of his or her initial appointment and an additional option to purchase 3,750 shares of common stock at the time of his or her annual grant. In addition to the regular annual grants for Board members, committee chairpersons can be granted annually options to purchase no more than a total of 13,750 additional shares of common stock for service on all committees.

Under the 2004 Plan, non-employee directors may be allowed to make an election to defer receipt of all or a portion of their annual cash retainers in the form of phantom shares granted under the 2004 Plan.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reorganization, merger or exchange of Gilead’s common stock or similar event affecting the common stock, the number and kind of shares granted under the 2004 Plan, the number, type and maximum number of shares subject to the 2004 Plan, the number and type of shares subject to outstanding awards (other than an award of restricted stock that is outstanding at the time of the event), and the exercise price per share of outstanding awards shall be appropriately adjusted.

Stock Options

The exercise price of stock options granted under the 2004 Plan may not be less than the fair market value of the common stock on the date of grant and no stock option will be exercisable more than ten years after the date it is granted. The Compensation Committee will determine at the time of grant when each stock option becomes exercisable. Payment of the exercise price of a stock option may be in cash, common stock owned by the participant pursuant to a cashless exercise procedure or a combination of the foregoing methods. Gilead may require, prior to issuing common stock under the 2004 Plan, that the participant remit an amount in cash or common stock sufficient to satisfy tax withholding requirements.

Restricted Stock

Except with respect to a maximum of 5% of the shares authorized for issuance, any awards of restricted stock and restricted stock units which vest on the basis of a participant’s continuous active service with Gilead or a related entity will not provide for vesting which is any more rapid than annual pro rata vesting over a three-year period, and any awards of restricted stock or restricted stock units which provide for vesting upon the attainment of performance goals shall provide for a performance period of at least 12 months.

Transferability

Generally, awards under the Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent or distribution. However, participants may designate a beneficiary to receive the vested portion of an award in the event of the participant’s death and the Compensation Committee has the authority to allow the transfer of awards other than incentive stock options by gift or pursuant to a domestic relations order to members of the grantee’s immediate family.

Change in Control

Stock options and other awards granted to employees, non-employee directors and consultants under the 2004 Plan will become fully vested and exercisable upon the occurrence of a change in control as defined in the 2004 Plan if the participant’s active service is terminated involuntarily without cause or, in the case of an employee, if the participant resigns due to certain specified reasons within a designated period before or after the change in control. In the event of a change in control, then, at the sole discretion of the Board and to the extent permitted by applicable law: (i) any surviving corporation will assume any awards outstanding under the 2004 Plan or will substitute similar awards for those outstanding under the 2004 Plan; (ii) the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised prior to the change in control; or (iii) such awards will continue in full force and effect.

Termination of Employment

Upon termination of a participant’s employment, a participant has a limited period of time in which to exercise outstanding stock options for any shares in which the participant is vested at that time. This period will be specified by the Compensation Committee, need not be uniform among all options issued under the 2004 Plan, and may reflect distinctions based on the reasons for termination of employment. All outstanding awards will be forfeited to Gilead to the extent they are not vested when the participant’s employment is terminated.

Administration

Under Section 162(m) of the Code, grants may be made only by a committee comprised solely of two or more directors eligible to serve as a committee making awards qualified as performance-based compensation. The Compensation Committee will select the employees of Gilead who shall receive awards, determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2004 Plan and establish, amend or rescind any rules relating to the 2004 Plan. In the case of awards to employees and consultants who are not directors or officers (as defined in the 2004 Plan), the Compensation Committee may delegate all or part of its responsibilities to anyone it selects.

Amendments

The Board may at any time amend, suspend or terminate the 2004 Plan; provided, however, that no action may be taken without the approval of Gilead’s stockholders to the extent approval is required by NASD Marketplace Rule 4350(i)(1)(A), Section 422 of the Code and regulations promulgated thereunder, or any other applicable laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or Section 13(a) of the 2004 Plan.

Federal Income Tax Information

The following is only a brief summary of the effect of U.S. federal income taxation on the award recipient and on Gilead of an award of a stock option or restricted stock and this summary does not discuss the income tax laws of any other jurisdiction (such as a municipality or state) in which the recipient of the award may reside.

Stock option grants under the 2004 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or nonstatutory stock options, which are not intended to meet such requirements. With respect to incentive stock options, no federal income tax is payable by a participant either upon the grant of an incentive stock option or at the time the option is exercised. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any. The participant will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition of the shares is made more than two years after the date the option is granted for those shares and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the participant will recognize a long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (a) the fair market value of the shares on the exercise date over (b) the exercise price paid for those shares will be taxable as ordinary income to the participant. Any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

If the participant makes a disqualifying disposition of the purchased shares, then Gilead will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will Gilead be allowed a deduction with respect to the participant’s disposition of the purchased shares.

Generally, no federal income tax is payable by a participant upon the grant of a nonstatutory stock option and no deduction is taken by Gilead. Under current tax laws, if a participant exercises a nonstatutory stock option, he or she will be taxed on the difference between the fair market value of the common stock on the exercise date and the option price. Gilead will be entitled to a corresponding deduction on its income tax return.

Restricted stock is taxed under Section 83 of the Code. Generally, no taxes are due when the award is initially made and no deduction will be taken by Gilead at that time. The award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., become vested or transferable). Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse and Gilead will be entitled to a corresponding deduction on its income tax return. However, a participant may elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (i) the fair market value of the shares on the date of issuance over (ii) the purchase price, if any, for such shares, as to which amount Gilead will be entitled to a corresponding tax deduction. If this Section 83(b) election is made, the participant will not recognize any additional income tax, and Gilead will not be entitled to any deduction, as a result of the lapsing of such restrictions.

Generally, no taxes are due when an award of restricted stock units, performance shares, performance units, dividend equivalent rights, stock appreciation rights or phantom shares is made and no deduction will be taken by Gilead at that time. When such awards are exercised or distributed, ordinary income tax is paid on the fair market value of the shares (if any) and the amount of cash received. Gilead will be entitled to a tax deduction equal to that ordinary income.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4

APPROVAL OF THE GILEAD SCIENCES, INC. CODE SECTION 162(m) BONUS PLAN AND SPECIFIC APPROVAL OF PERFORMANCE-BASED PROVISIONS

In October 2005, the Board adopted the Gilead Sciences, Inc. Code Section 162(m) Bonus Plan (the “162(m) Bonus Plan”) to govern the award and payment of annual cash bonuses to certain of Gilead’s executive officers and directed that the 162(m) Bonus Plan be submitted to Gilead’s stockholders for approval so that payments under the 162(m) Bonus Plan will be considered performance-based compensation for purposes of Section 162(m) of the Code and therefore fully deductible by Gilead for federal income tax purposes.

Stockholders are requested in this Proposal 4 to approve the adoption of the 162(m) Bonus Plan, including its performance-based provisions, in the form attached hereto as Appendix C. If the stockholders fail to approve this proposal, the 162(m) Bonus Plan will not become effective and participants therein will not be entitled to receive any bonus under the 162(m) Bonus Plan or under Gilead’s Corporate Bonus Plan (the “Corporate Bonus Plan”), under which all other employees of Gilead participate.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 162(m) Bonus Plan and its performance-based provisions. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purposes in determining whether this proposal has been approved.

The essential features of the 162(m) Bonus Plan are outlined below. This summary does not purport to be a complete description of all the provisions of the 162(m) Bonus Plan and is qualified in its entirety by reference to the provisions of the 162(m) Bonus Plan itself, which is attached as Appendix C to this proxy statement.

Purpose

The purposes of the 162(m) Bonus Plan are to provide a link between compensation and performance, motivate participants to achieve corporate performance objectives and enable Gilead to attract and retain high quality executive officers.

Executive officers who hold the title of Senior Vice President or above are entitled to participate in the 162(m) Bonus Plan. Although such executive officers are not eligible to participate in the Corporate Bonus Plan, eligibility for participation in the 162(m) Bonus Plan and the amount of bonuses awarded under the 162(m) Bonus Plan will be determined by reference to the terms and conditions of the Corporate Bonus Plan, provided that Gilead achieves one or more of the performance goals established annually in advance under the 162(m) Bonus Plan. For 2006, the Board has determined that payment of bonuses under the 162(m) Bonus Plan will be conditioned on Gilead achieving at least a predetermined level of operating income.

The Board believes that it is in the best interests of Gilead and its stockholders to ensure that bonuses paid to its executive officers are fully deductible by Gilead for federal income tax purposes. Accordingly, Gilead has structured the 162(m) Bonus Plan to satisfy the requirements of Section 162(m) of the Code for “performance-based” compensation. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to a Covered Employee (as defined in Section 162(m)) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders.

If the 162(m) Bonus Plan is approved by the stockholders, compensation paid by Gilead pursuant to the 162(m) Bonus Plan will not be subject to the corporate compensation deduction limits set forth in Section 162(m) of the Code. If the 162(m) Bonus Plan is not approved by the stockholders, the participating officers will not be eligible to receive bonuses under the 162(m) Bonus Plan or the Corporate Bonus Plan. Gilead reserves the right to pay bonuses to its officers and employees outside of the 162(m) Bonus Plan and the Corporate Bonus Plan.

Key Provisions

The following is a brief summary of the key provisions of the 162(m) Bonus Plan.

Administration and Operation

The 162(m) Bonus Plan is administered by the Board’s Compensation Committee (or a subcommittee thereof), which is comprised solely of two or more “outside” directors (within the meaning of Section 162(m)) designated from time to time by the Board. The Compensation Committee has the authority, in its discretion, to make any and all decisions regarding the administration of the 162(m) Bonus Plan, including establishing performance goals, construing and interpreting the terms of the 162(m) Bonus Plan and bonuses awarded thereunder, decreasing, paying or declining to pay bonuses under the 162(m) Bonus Plan, and establishing additional terms, conditions, rules, or procedures for the administration of the 162(m) Bonus Plan.

Eligible Employees

Participation in the 162(m) Bonus Plan is limited to “Eligible Employees,” who are employees of Gilead who hold the title of Senior Vice President or above and who, but for having the title of Senior Vice President or above, would be eligible to participate in the Corporate Bonus Plan. No non-employee director or employee with a title below Senior Vice President is covered by, or otherwise receives benefits in accordance with, the 162(m) Bonus Plan. Currently, there are nine Eligible Employees, including Gilead’s Chief Executive Officer.

Establishment of Bonuses

Bonuses under the 162(m) Bonus Plan are based on individual and company performance, except that the Chief Executive Officer’s bonus is based only on company performance. Individual performance is evaluated based on achievement of goals and objectives as reflected in employees’ written performance objectives for the calendar year. Corporate performance is based on financial, non-financial and/or other performance goals determined and approved by the Board at the beginning of each calendar year.

Performance Goal(s)

With respect to bonuses paid under the 162(m) Bonus Plan to Eligible Employees, which are intended to qualify as performance-based compensation, the terms and conditions of the 162(m) Bonus Plan specify that the objective performance goals, as established from time to time by the Compensation Committee, will be based solely on one or more of the following:

•	revenue;

•	achievement of specified milestones in the discovery and development of one or more of Gilead’s products;

•	achievement of specified milestones in the commercialization of one or more of Gilead’s products;

•	achievement of specified milestones in the manufacturing of one or more of Gilead’s products;

•	expense targets;

•	share price (including, but not limited to, growth measure and total shareholder return);

•	earnings per share;

•	operating margin;

•	gross margin;

•	return measures (including, but not limited to, return on assets, capital, equity, or sales);

•	net sales growth;

•	productivity ratios;

•	operating income;

•	net operating profit;

•	net earnings or net income (before or after taxes);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	earnings before or after interest, taxes, depreciation, and/or amortization;

•	economic value added;

•	market share; and

•	working capital targets.

The Compensation Committee will establish the performance goals with respect to each Eligible Employee in writing not later than 90 days after the commencement of the period of service to which the performance goals relate, provided that the outcome of the performance goals is substantially uncertain at the time of their establishment. For 2006, the Compensation Committee has established a performance goal based on Gilead’s operating income.

The Compensation Committee is authorized to make adjustments in the method of calculating the attainment of performance goals for a period of service as follows: to exclude restructuring and/or other nonrecurring charges; to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; to exclude the effects of changes to U.S. generally accepted accounting principles required by the Financial Accounting Standards Board; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; to exclude any other unusual, non-recurring gain or loss or other extraordinary item; to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; to exclude the dilutive effects of acquisitions or joint ventures; to assume that any business divested by Gilead achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; to exclude the effect of any change in the outstanding shares of common stock of Gilead by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and to reflect any partial or complete corporate liquidation.

Committee Certification and Determination of Bonuses

As soon as practicable after the end of each period of service, the Compensation Committee will certify in writing whether, with respect to each Eligible Employee, the stated performance goals have been met and will determine the amount of the bonus to be paid. In determining that amount, the Compensation Committee will consider the performance goals and bonuses established at the beginning of the year under the 162(m) Bonus Plan, the degree to which the performance goals have been satisfied and any other objective or subjective factors it deems appropriate and in its sole discretion may reduce the amount of, or eliminate altogether, any bonus that would otherwise be payable.

Maximum Dollar Value of Bonuses

The maximum dollar value of any bonus paid to an Eligible Employee with respect to any one fiscal year is $5,000,000.

Payment of Bonuses

Bonuses will be paid in cash as soon as is reasonably practicable after the Compensation Committee has certified that the applicable performance goals have been achieved, determined the bonus amounts, and authorized the payment of the corresponding bonuses. Receipt of a bonus may be deferred, however, pursuant to the terms and conditions of Gilead’s Deferred Compensation Plan or any successor plan and in compliance with Section 409A of the Code.

Duration and Amendment

If the 162(m) Bonus Plan is approved by the stockholders, it will be effective as of January 1, 2006 and will continue in effect until the Board terminates it or until such point that stockholder approval again is required for the 162(m) Bonus Plan to meet the requirements of Section 162(m) of the Code and such stockholder approval is not obtained. The Board, however, may amend, suspend or terminate the 162(m) Bonus Plan at any time.

Federal Income Tax Consequences

The following is a brief description of the material U.S. federal income tax consequences associated with payments under the 162(m) Bonus Plan. It is based on existing U.S. tax laws and regulations, and there can be no assurances that those laws and regulations will not change in the future. Tax consequences in other countries and under the laws of any other jurisdiction (such as a municipality or state) vary.

Under present federal income tax law, a 162(m) Bonus Plan participant will be taxed at ordinary income rates on the cash bonus in the year in which such cash is received. If a participant elects to defer all or a portion of the bonus, the participant may be entitled to defer the recognition of income. However, bonus deferrals are subject to applicable required withholdings, and Gilead will withhold such amounts from the amount of the bonus deferral. Generally, and subject to the provisions of Section 162(m) of the Code, Gilead will receive a federal income tax deduction corresponding to the amount of income recognized by the 162(m) Bonus Plan participants.

Other Information

For a discussion of Gilead’s executive compensation policies, refer to the “Report of the Compensation Committee on Executive Compensation” beginning on page 41.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 4.

PROPOSAL 5

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES

OF COMMON STOCK

The Board has adopted, subject to stockholder approval, an amendment to Gilead’s restated certificate of incorporation. This amendment would increase the authorized number of shares of Gilead common stock from 700,000,000 shares to 1,400,000,000 shares. These additional shares would be used by Gilead for business and financial purposes, that may include future stock splits, raising capital, establishing strategic relationships, acquisitions of other companies, businesses or products, equity incentives and compensation for employees and other transactions that the Board deems are in Gilead’s best interest. The additional authorized shares would enable Gilead to act quickly in response to appropriate opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval. Gilead has no current plans, arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal.

As of February 28, 2006, there were 462,284,636 shares of common stock outstanding and held by Gilead stockholders. In addition to these shares, as of February 28, 2006, there were 64,860,510 shares of common stock reserved for issuance under our equity incentive plans. Of this number, 48,432,375 shares were reserved for issuance upon exercise of outstanding options that were previously granted under our stock option plans, 14,702,452 shares were reserved for issuance upon exercise of options that may be granted in the future under our stock option plans and 1,725,683 shares were reserved for issuance under the Employee Stock Purchase Plan.

The additional shares of common stock would have rights identical to the currently outstanding Gilead common stock. Adoption of the proposed amendment and any issuance of the common stock would not affect the rights of Gilead stockholders except for effects incidental to increasing the number of shares of the common stock outstanding. Incidental effects of the increase in the outstanding number of shares may include dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a certificate of amendment of Gilead’s restated certificate of incorporation with the Secretary of State of Delaware.

Gilead could also use the additional shares of common stock to oppose a hostile takeover attempt or delay or prevent changes in control or management of Gilead. For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by Gilead to deter or prevent changes in control of Gilead, including transactions that the Board determines are not in the best interests of Gilead or its stockholders, even though the stockholders would have received a premium for their shares over then-current market prices. At the present time, the Board of Directors has no intention to use these additional shares for anti-takeover purposes.

The affirmative vote of the holders of a majority of the outstanding shares of Gilead common stock will be required to approve this amendment to Gilead’s restated certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 5.

PROPOSAL 6

STOCKHOLDER PROPOSAL REQUESTING REPORT RELATED TO GLOBAL HUMAN IMMUNODEFICIENCY VIRUS (HIV)/AIDS, TUBERCULOSIS AND MALARIA PANDEMICS

We expect the following proposal (Item 6 on the proxy card) to be presented by stockholders at the Annual Meeting. The Board has recommended a vote AGAINST this proposal for the reasons set forth following the proposal. Catholic Healthcare West has requested to be listed as a sponsor and Unitarian Universalist Service Committee has requested to be listed as a co-sponsor of this proposal. Names, addresses and share holdings of each stockholder proponent and co-sponsor will be supplied upon request.

RESOLVED: Shareholders request our Board review the economic effects of the HIV/AIDS, Tuberculosis and Malaria pandemics on our Company’s business strategy, and its initiatives to date, and report to shareholders within six (6) months following the 2006 annual meeting. This report, developed at reasonable costs and omitting proprietary information, will identify the impacts of these pandemics on the company.

Supporting Statement from Stockholder Proponents

IMPACT OF THE PANDEMICS ON GILEAD SCIENCES

We believe that HIV/AIDS, Tuberculosis (TB) and Malaria could have a profound impact on companies like Gilead Sciences, which produce products essential to combating infectious disease. This report would improve our ability to evaluate our investment.

The Pharmaceutical Shareowners Group of large institutional investors recently asked “Has the sector gone far enough?,” and answered “The public health crisis in emerging markets is going to become a bigger challenge year on year. We did not hear a convincing story that the sector is ready for this––i.e. that it has a proactive, coherent and forward-looking approach for adopting to these new realities which is linked to overall business strategy. This may leave the sector exposed in the future.”(1)

Growth of the pharmaceutical industry depends on maintaining a license to operate, including intellectual property protections. This is especially true in so-called BRIC countries (Brazil, Russia, India, and China).

However, the HIV/AIDS-TB Malaria pandemics have the potential to undermine intellectual property protections, because developing countries may perceive those protections at odds with combating HIV/AIDS and other diseases.(2)

The Council on Foreign Relations adds, “Widening gaps in access to anti-HIV drugs have become pivotal sources of global political anger.” It concluded “American firms have taken the brunt of the blame and been the target of special anger.”(3)

SCOPE OF THE PANDEMICS

Globally, over six million people with AIDS need treatment or they will die, with the crisis most acute in Africa and growing rapidly in BRIC countries. In China, UNAIDS projects 10 million infections by 2010. Stephen Roach, Morgan Stanley’s Chief Economist, wrote in June 2004 that “all the economic growth in the world cannot possibly compensate for the devastation China would face if [UNAIDS] projections were to come to pass.”

(1)	Public Health Crisis Emerging Markets, Pharmaceutical Shareowners Group, September 2004.
(2)	Access to medicines for the developing world and the pharmaceutical industry, Ethical Investment Research Service, May 2005.
(3)	“HIV and National Security: Where Are The Links?” Laurie Garrett, Council on Foreign Relations, July 2005.

Advancement in treating those living with AIDS has been made. Yet only 15% of those in clinical need are on treatment.

Children with AIDS have huge unmet medical needs. Overall half of all children with AIDS die before they are two years old. Two million children are infected and need care and treatment.

REPORTING TO SHAREHOLDERS

Surveys of pharmaceutical industry reporting on HIV/AIDS-TB-Malaria have noted “since reporting is not systematic or linked to discussions of investment value, this makes it difficult for investors to assess whether companies are effectively optimizing opportunities and minimizing risks.”(4)

Our company provides limited information on product and charitable programs. However, it does not disclose HIV/AIDS-TB-Malaria’s impact on our business strategy. This additional information is vital to making informed investment decisions.

We urge shareholders to vote FOR this resolution.

Gilead’s Response

Gilead’s Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board believes that this proposal is unnecessary because leadership in the fight against the global HIV epidemic is already one of Gilead’s priorities. Gilead does not develop or manufacture, and has no plans to develop or manufacture, tuberculosis or malaria drugs.

The Board recognizes the significant social and economic impact HIV/AIDS is having on the United States and around the world. Gilead’s short-term and long-term business strategies focus on continuing to develop drugs to treat HIV infection and to provide these drugs in formulations that make it easier for individuals around the world to have access to the drugs and to be able to take the drugs in an effective way.

Gilead developed the Gilead Access Program in 2002. Under this program, we make available Viread® at its cost in 97 developing countries in Africa, the Caribbean, Latin America and Southeast Asia. Gilead expanded its Access Program in August 2004 to include Truvada® and in August 2005, Gilead announced a significant price reduction for both Viread and Truvada made available through the Access Program in the developing world. This program also provides information and assistance to treatment centers in preparing requests to participate in the program. Additionally, together with government and non-profit organizations, Gilead is participating in clinical trials to identify the best approaches for delivering HIV therapies in countries with limited healthcare resources.

Through our Advancing Access Program, we provide assistance for people who cannot afford to pay for all or part of the cost of Truvada, Viread, Emtriva®, Hepsera®, Vistide®, DaunoXome® and Emtriva® Oral Solution. The program offers patients help in finding or gaining insurance coverage and identifying other prescription benefit programs that may help them. If individuals neither have nor qualify for public or private insurance benefits, and they meet program eligibility criteria, Gilead’s Advancing Access Program provides such Gilead products free of charge. Gilead collaborates with patient advocacy groups, medical societies and foundations working in the areas of HIV/AIDS and hepatitis to develop education campaigns and outreach programs. We also fund leading organizations focused on research and education in our key product areas. In 2005, these organizations included the Forum for Collaborative HIV Research, San Francisco AIDS Foundation, Global Business Coalition on HIV/AIDS, AHF Global Immunity and American Liver Foundation. Gilead includes information about worldwide HIV epidemics as well as descriptions of Gilead’s programs in these areas in its Annual Report.

(4)	Ibid.

The Board believes the additional reviews and report requested by the above proposal are unnecessary, would not contribute to Gilead’s or investors’ understanding of the impact of HIV/AIDS on Gilead’s business strategy and would use resources that could be more effectively applied to Gilead’s ongoing HIV/AIDS initiatives.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 6.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Gilead’s common stock as of February 28, 2006 by: (1) each beneficial owner of more than five percent of our common stock; (2) each director and nominee for director; (3) each current executive officer named in the “Summary Compensation Table” below; and (4) all current executive officers and directors of Gilead as a group.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Total
Barclays Global Investors, NA	39,369,672	(2)	8.5%
Axa Financial, Inc.	24,676,143	(3)	5.3%
Paul Berg	385,400	(4)	*
Norbert W. Bischofberger	1,351,253	(5)	*
John F. Cogan	9,000	(6)	*
Etienne F. Davignon	372,000	(7)	*
James M. Denny	804,050	(8)	*
William A. Lee	781,559	(9)	*
John W. Madigan	10,987	(10)	*
John C. Martin	4,460,327	(11)	*
John F. Milligan	905,771	(12)	*
Gordon E. Moore	912,648	(13)	*
Nicholas G. Moore	86,500	(14)	*
Gayle E. Wilson	157,850	(15)	*
Kevin Young	20,004	(16)	*
All current executive officers and directors as a group (17 persons)	11,389,250	(17)	2.4%

*	Less than one percent
(1)	This table is based upon information supplied by Gilead’s directors, officers, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, Gilead believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 462,284,636 shares of common stock outstanding on February 28, 2006, adjusted as required by the rules promulgated by the SEC. Unless otherwise indicated, the address for each of the individuals and entities listed in this table is c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404.
(2)	Based on information set forth in a Schedule 13G filed with the SEC on January 25, 2006 by Barclays Global Investors, NA, Barclays Global Investors, Ltd and Barclays Global Investors Japan Trust And Banking Company Limited, reporting sole power to vote or direct the vote over 34,781,982 shares and sole power to dispose or direct the disposition of 39,369,672 shares. The address of Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105.
(3)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2006, on behalf of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, AXA, and AXA Financial, Inc. (“AXF”). AXA Investment Managers Paris (France), a related entity of AXA, has sole power to vote or direct the vote over 2,896 shares and sole power to dispose or direct the disposition of 2,896 shares. AXA Rosenberg Investment Management LLC, a related entity of AXA, has sole power to vote or direct the vote over 218,985 shares and sole power to dispose or direct the disposition of 557,313 shares. AXA Equitable Life Insurance Company, a subsidiary of AXF, has sole power to vote or direct the vote over 202,190 shares and sole power to dispose or direct the disposition of 442,907 shares. Alliance Capital Management L.P. (“Alliance”), a subsidiary of AXF, has sole power to vote or direct the vote over 16,602,674 shares, shared power to vote or to direct the vote over 88,086 shares, sole power to dispose or direct the disposition of 23,629,473 shares and shared power to dispose or to direct the disposition of 43,554 shares. Alliance’s shares are acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. The address of AXF is 1290 Avenue of the Americas, New York, New York 10104.

(4)	Includes 376,400 shares subject to stock options exercisable within 60 days of February 28, 2006.
(5)	Includes 89,822 shares held in trust for which Dr. Bischofberger and Inger Bischofberger, his wife, are trustees and over which Dr. Bischofberger has shared voting and investment power, 1,600 shares held in accounts for Dr. Bischofberger’s minor children, for which he is the custodian having sole voting and investment power, and 741,250 shares subject to stock options exercisable within 60 days of February 28, 2006.
(6)	Includes 9,000 shares subject to stock options exercisable within 60 days of February 28, 2006.
(7)	Includes 160,000 shares subject to stock options exercisable within 60 days of February 28, 2006.
(8)	Includes 680,350 shares subject to stock options exercisable within 60 days of February 28, 2006. The total also includes 88,700 shares held by a not-for-profit corporation, of which Mr. Denny is an investment manager; Mr. Denny disclaims any beneficial ownership of these shares.
(9)	Includes 262 shares held in trust for which Dr. Lee and Linda Sanders, his wife, are co-trustees and over which Dr. Lee has shared voting and investment power, and 773,618 shares subject to stock options exercisable within 60 days of February 28, 2006.
(10)	Includes 6,000 shares subject to stock options exercisable within 60 days of February 28, 2006.
(11)	Includes 3,732,110 shares subject to stock options exercisable within 60 days of February 28, 2006.
(12)	Includes 807,250 shares subject to stock options exercisable within 60 days of February 28, 2006.
(13)	Includes 510,000 shares subject to stock options exercisable within 60 days of February 28, 2006.
(14)	Includes 86,500 shares subject to stock options exercisable within 60 days of February 28, 2006.
(15)	Includes 157,850 shares subject to stock options exercisable within 60 days of February 28, 2006.
(16)	Includes 18,750 shares subject to stock options exercisable within 60 days of February 28, 2006.
(17)	Includes an aggregate of 9,244,539 shares subject to stock options exercisable by directors and executive officers within 60 days of February 28, 2006. See notes (4) through (16) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Gilead’s directors and executive officers, and persons who own more than ten percent of a registered class of Gilead’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Gilead. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Gilead with copies of all Section 16(a) forms they file.

To Gilead’s knowledge, based solely on a review of the copies of such reports furnished to Gilead and written representations that no other reports were required during the fiscal year ended December 31, 2005, Gilead’s executive officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than ten percent stockholders, except that Mr. Nicholas Moore and Dr. Cogan each did not timely file one report with respect to one transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Gilead’s Compensation Committee consists of Dr. Gordon Moore (Chairman), Mr. Madigan and Mr. Nicholas Moore. During the fiscal year ended December 31, 2005, Mrs. Wilson served as a member of the Compensation Committee until July 2005, at which time Dr. Cogan was appointed to the Compensation Committee. Dr. Cogan served on the Compensation Committee until January 2006, at which time Mr. Madigan was appointed to the Compensation Committee. None of the members of the Compensation Committee during 2005 is currently or has been, at any time since Gilead’s formation, one of Gilead’s officers or employees. During 2005, no executive officer of Gilead has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or its Compensation Committee.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Gilead’s directors play a critical role in guiding Gilead’s strategic direction and overseeing the management of the company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Gilead’s non-employee directors are compensated based upon their respective levels of board participation and responsibilities, including service on board committees. Non-employee directors receive a combination of annual cash retainers and stock option grants in amounts that correlate to the responsibilities of each director in his or her service to Gilead. In addition to this compensation, members of the Board are also eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings and related activities, in accordance with Gilead policy. Our only employee director, Dr. Martin, receives no separate compensation for his service as a director of Gilead.

The following table describes Gilead’s compensation practices for non-employee directors during 2005. This compensation arrangement was approved and ratified by the Board in January 2005 and will remain in effect for 2006, unless otherwise amended by the Board.

2005 and 2006 Non-Employee Director Compensation
Stock Option Shares(2)
	Cash(1)	Initial	Annual
Board Member	$40,000 retainer (only if no Committee service)	30,000	18,750

Board Chair	$80,000 retainer	Determined at time of appointment	15,000 additional

Audit Committee Chair	$70,000 retainer	6,000 additional	10,000 additional

Committee Chairs (other than Audit)	$60,000 retainer	6,000 additional	7,500 additional

Committee Member (all Committees)	$60,000 retainer	3,000 additional	3,750 additional

(1)	Cash amounts represent the total cash compensation an individual Board member receives, depending on his or her role (for example, if the Audit Committee Chair also serves on the Compensation Committee, the total retainer paid is only the $70,000 Audit Committee Chair retainer).
(2)	All non-employee directors receive the board member stock option awards. Stock option amounts for board chair, committee chairs and committee members are in addition to the board member grant. Committee chairpersons and members may receive options to purchase no more than an additional 13,750 shares of common stock of Gilead annually for service on all committees combined. This limit is in addition to the board member stock option awards.

Board members may elect to receive their cash retainers in the form of phantom shares that are deferred until a later date identified by the Board member. Phantom shares have a value equal to the fair market value of Gilead’s common stock on the grant date and are delivered to directors in shares of Gilead common stock upon settlement. Alternatively, Board members may elect to defer receipt of their cash retainer under Gilead’s Deferred Compensation Plan.

The Board has established a stock ownership guideline to encourage Board members to hold Gilead shares with an aggregate fair market value of at least three times their annual retainer. This target is to be achieved over time.

Non-employee director stock option awards are granted under the 2004 Plan. Options granted under the 2004 Plan are at prices not less than fair market value on the date of grant. Commencing in 2000, one of the members of the Board, Etienne Davignon, declined his annual stock option grants due to adverse consequences under Belgian tax law. In lieu of stock options, in 2005, the Board granted to Mr. Davignon 6,000 shares of restricted stock under the 2004 Plan, with a six-month restriction on the ability to sell the stock. In January 2006, Mr. Davignon was granted an additional 1,000 shares of restricted stock with the same sale restrictions in connection with his appointment to serve on the Nominating and Corporate Governance Committee.

Initial option grants for new Board members vest in two years at the rate of 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, subject to the condition of continuous service to Gilead. Annual board member stock option grants, initial stock option grants for new committee members and chairpersons and annual stock option grants for committee members and chairpersons vest immediately on the date of grant. The exercise price of options granted must be paid in cash or shares of common stock of Gilead at the time the option is exercised.

During 2005, Gilead granted options to purchase a total of 224,500 shares to its current non-employee directors, at exercise prices ranging from $32.02 to $51.98 per share. Each option granted had an exercise price equal to the fair market value of Gilead’s common stock on the date of grant (based on the closing sales price for Gilead’s common stock reported on the Nasdaq National Market on the trading day immediately prior to the date of such grant).

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows, for the years ended December 31, 2005, 2004 and 2003, certain compensation awarded or paid to, or earned by, Gilead’s Chief Executive Officer and its other four most highly compensated executive officers as of December 31, 2005, referred to herein as the “Named Executive Officers”:

Summary Compensation Table

Name and Principal Position	Year Ended December 31,	Total(1)	Annual Compensation					Long Term Compensation Awards	All Other Compensation(5)
			Salary(2)	Bonus(3)		Other Annual Compensation		Securities Underlying Options(4)
John C. Martin	2005	$2,084,055	$967,083	$1,111,500		$350		425,000	$5,122
President and Chief	2004	$1,895,267	$870,000	$1,020,800		—		850,000	$4,467
Executive Officer	2003	$1,646,823	$751,667	$887,680		$3,403	(6)	800,000	$4,073

Norbert W. Bischofberger	2005	$1,074,902	$576,667	$493,725		$300		175,000	$4,210
Executive Vice	2004	$1,005,250	$535,417	$465,750		$300		350,000	$3,783
President, Research and	2003	$911,879	$480,583	$427,770		—		400,000	$3,526
Development

John F. Milligan	2005	$931,405	$495,833	$425,625		$350		175,000	$9,597	(8)
Executive Vice	2004	$839,434	$441,667	$388,125		$350		300,000	$9,292	(8)
President and Chief	2003	$590,178	$328,933	$244,446		$7,646	(7)	340,000	$9,153	(8)
Financial Officer

Kevin Young	2005	$1,003,928	$447,917	$516,396	(9)	$300		125,000	$39,315	(10)
Executive Vice	2004	$387,726	$128,862	$240,896	(9)	—		250,000	$17,968	(11)
President, Commercial	2003	—	—	—		—		—	—
Operations

William A. Lee	2005	$569,775	$363,333	$202,028		—		105,000	$4,414
Senior Vice President,	2004	$533,212	$341,250	$188,025		$350		150,000	$3,587
Research	2003	$475,326	$298,406	$173,400		—		200,000	$3,520

(1)	Represents the total of all amounts shown under the base salary, bonus, other annual compensation and all other compensation columns in the table above.
(2)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to Gilead’s 401(k) employee savings and retirement plan and/or Gilead’s Deferred Compensation Plan.
(3)	For each year, includes amounts paid in March of the following year based on the Compensation Committee’s review of corporate performance and individual achievements for the prior fiscal year. In accordance with Gilead’s incentive bonus program, performance-based cash bonuses with respect to each year were paid to Named Executive Officers who were employed as of the following February. Also includes amounts awarded but deferred at the election of the Named Executive Officers pursuant to Gilead’s Deferred Compensation Plan.
(4)	Gilead has not granted any stock appreciation rights, has not made any long-term incentive plan awards and did not make any restricted stock grants to the Named Executive Officers during the periods covered. All share amounts have been restated to reflect the effect of the stock splits in the form of stock dividends completed on March 8, 2002 and September 3, 2004.
(5)	Includes $2,500 contributed annually to each individual’s 401(k) account and the amount of the group term life insurance premiums paid by Gilead.
(6)	Includes $3,103 for personal use of Gilead’s corporate aircraft. The value of personal aircraft usage reported above is the aggregate incremental cost to Gilead (including fuel, maintenance and certain fees and expenses). The amounts reported reflect a change in valuation methodology from prior years in which the cost of personal use of Gilead’s aircraft had been calculated using the Standard Industry Fare Level (SIFL) formula established by the Internal Revenue Service. The fiscal 2004 and 2003 amounts for all of the Named Executive Officers have been re-calculated so that amounts are reported on a consistent basis.
(7)	Includes $7,346 for travel and entertainment-related expenses in connection with a Gilead-sponsored business event.
(8)	Includes $5,973, which represents the amount of imputed interest under the loan described under “Certain Relationships and Related Party Transactions—Executive Officer Loan” on page 50.
(9)	Includes one installment of Mr. Young’s signing bonus in the amount of $133,333. Mr. Young’s signing bonus in the aggregate amount of $400,000 is payable in three annual installments commencing in 2004.
(10)	Includes $35,263 paid to Mr. Young in connection with relocation expenses in 2005.
(11)	Includes $17,968 paid to Mr. Young in connection with relocation expenses in 2004.

Stock Option Grants and Exercises

As of February 28, 2006, options to purchase 16,357,487 shares of common stock were outstanding under the 2004 Plan, 5,901 shares were reserved for issuance on conversion of phantom shares under the 2004 Plan, and 14,702,452 shares remain available for future grants under the 2004 Plan. As of February 28, 2006, options to purchase 29,622,188 shares of common stock were outstanding under Gilead’s 1991 Stock Option Plan, options to purchase 1,803,100 shares of common stock were outstanding under Gilead’s 1995 Non-Employee Directors’ Stock Option Plan, options to purchase 10,592 shares of common stock were outstanding under the NeXstar 1993 Incentive Stock Plan, and options to purchase 644,909 shares of common stock were outstanding under the Triangle Pharmaceuticals, Inc. 1996 Incentive Stock Plan. No shares of common stock remain available for grant under any of these plans.

Gilead grants both incentive stock options and nonstatutory stock options to its executive officers under the 2004 Plan. The following tables show, for the year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in 2005(2)	Exercise Price Per Share(1)	Expiration Date	5%	10%
John C. Martin	425,000	4.8986%	$32.02	01/26/15	$8,558,313	$21,688,444
Norbert W. Bischofberger	175,000	2.0171%	$32.02	01/26/15	$3,524,011	$8,930,536
John F. Milligan	175,000	2.0171%	$32.02	01/26/15	$3,524,011	$8,930,536
Kevin Young	125,000	1.4408%	$32.02	01/26/15	$2,517,151	$6,378,954
William A. Lee	75,000	0.8645%	$32.02	01/26/15	$1,510,290	$3,827,373
	30,000	0.3458%	$43.97	07/27/15	$829,575	$2,102,306

(1)	The terms of such options, which include both incentive and nonstatutory stock options, are consistent with those of options granted to other employees under the 1991 Stock Option Plan and the 2004 Plan. The exercise price per share of each option granted was equal to the fair market value of Gilead’s common stock on the date of the grant. The options vest at the rate of 20% after one year and 5% per quarter thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of options granted under both the 1991 Stock Option Plan and the 2004 Plan is ten years. No stock appreciation rights have been granted in fiscal year 2005.
(2)	Based on options to purchase 8,676,012 shares of common stock granted to employees, including executive officers, for the year ended December 31, 2005.
(3)	The potential realizable value is based on the term of the option at the date of the grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Actual gains, if any, are dependent on the actual future performance of Gilead’s common stock and the timing of exercise and sale transactions by the holder. These numbers are based on SEC requirements and do not reflect Gilead’s projection or estimate of future stock price growth.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized(1)	Shares of Common Stock Underlying Unexercised Options at December 31, 2005(2)		Value of Unexercised In-the- Money Options at December 31, 2005(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John C. Martin	521,360	$20,771,027	3,528,860	1,501,500	$147,848,492	$39,540,116
Norbert W. Bischofberger	618,968	$19,991,879	736,500	698,500	$25,416,471	$19,189,644
John F. Milligan	115,500	$3,715,059	706,500	615,000	$24,218,663	$15,264,886
Kevin Young	—	$—	50,000	325,000	$861,000	$6,012,751
William A. Lee	89,200	$3,198,881	714,868	333,500	$29,121,276	$8,263,022

(1)	Represents the fair value of the aggregate amount of common stock on the date of exercise (based on the closing sales price reported on the Nasdaq Stock Market or the actual sales price if the shares were sold by the optionee) less the exercise price, and does not necessarily indicate that the shares were sold by the optionee.
(2)	Includes both in-the-money and out-of-the-money options.
(3)	Represents the fair value of the options based on the fair value of Gilead’s common stock at December 31, 2005 ($52.57 based on the closing sales price reported on the Nasdaq Stock Market on December 30, 2005), less the exercise price.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of Gilead’s equity compensation plans in effect as of December 31, 2005:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Common Shares Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)
Equity compensation plans approved by security holders	45,925,785	$22.5952	21,501,244
Equity compensation plans not approved by security holders	—	—	—

Total:	45,925,785	$22.5952	21,501,244

(1)	Does not take into account 6,249 phantom shares granted to directors under the 2004 Plan.
(2)	Includes approximately 1.7 million shares reserved for issuance under Gilead’s Employee Stock Purchase Plan.

Change-in-Control Option Acceleration

Stock options and other awards granted to employees, non-employee directors and consultants under the 2004 Plan will become fully vested and exercisable upon the occurrence of a change in control as defined in the 2004 Plan if the participant’s active service is terminated involuntarily without cause or, in the case of an employee, the participant resigns due to certain specified reasons within a designated period before or after the change in control. In the event of a change in control, then, at the sole discretion of the Board and to the extent permitted by applicable law: (i) any surviving corporation will assume any awards outstanding under the 2004 Plan or will substitute similar awards for those outstanding under the 2004 Plan; (ii) the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised prior to the change in control; or (iii) such awards will continue in full force and effect.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION(1)

Role and Membership of the Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) has overall responsibility for approving and evaluating Gilead’s executive compensation plans, policies and programs. This responsibility includes the following goals:

•	ensure that Gilead’s executive compensation policies and programs will facilitate the attraction and retention of the highest quality executives, and take action in support thereof;

•	determine the type and level of compensation for executive officers including the Chief Executive Officer (provided that compensation for the Chief Executive Officer is subject to ratification by the Board);

•	evaluate the performance of the Chief Executive Officer; and

•	oversee the administration of Gilead’s compensation plans, including the 2004 Equity Incentive Plan, Corporate Bonus Plan, Deferred Compensation Plan, Employee Stock Purchase Plan and if approved by the stockholders, the Code Section 162(m) Bonus Plan.

The Compensation Committee operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of the Compensation Committee. The charter is periodically reviewed and revised by the Compensation Committee and the Board and is available on Gilead’s website at http://www.investors.gilead.com under “Corporate Governance.”

During the fiscal year ended December 31, 2005, the Compensation Committee was comprised of Gordon Moore (Chairman), Nicholas Moore, Mrs. Wilson and Dr. Cogan. During the fiscal year ended December 31, 2005, Mrs. Wilson served as a member of the Compensation Committee until July 2005, at which time Dr. Cogan was appointed to the Compensation Committee. Dr. Cogan served on the Compensation Committee until January 2006, at which time Mr. Madigan was appointed to the Compensation Committee. None of the Compensation Committee members is currently or has been at any time an officer or an employee of Gilead.

The Compensation Committee meets at scheduled times during the year and holds additional meetings from time to time to review and discuss executive compensation issues. The Compensation Committee may also consider and take action by written consent. Gilead’s Human Resources Department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering Gilead’s compensation programs. The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee and determine the compensation of such persons.

Executive Compensation Philosophy

Gilead’s executive compensation program is designed to achieve four primary objectives:

•	attract and retain executive officers capable of leading Gilead to the fulfillment of its business objectives;

•	offer competitive compensation opportunities that reward individual contributions and corporate performance;

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Gilead under the Securities Act of 1933, as amended (“Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•	align the interests of executive officers and stockholders through long-term equity compensation; and

•	ensure that total compensation is commensurate with the performance and value created for stockholders.

The main components used to support these objectives are base salary, annual bonus and stock options (each of which is discussed in detail below). For each of these three elements, Gilead’s strategy has been to examine peer group compensation practices and target the 50th percentile of the peer group for each element of compensation. However, the Compensation Committee has historically approved compensation levels for officers above and below the 50th percentile target based on individual and company performance relative to the peer group to ensure an appropriate pay-for-performance alignment.

Peer Group

The peer group Gilead examines to assess the competitiveness of Gilead’s executive compensation includes biopharmaceutical and biotech companies that are in a similar range with respect to several metrics, principally business strategy, market capitalization, revenue, and number of employees. The peer group may include some or all of the companies that are included in the market indices in the graph included under “Performance Measurement Comparison” in this proxy statement, labor market competitors and other companies regarded as having executive compensation best practices.

The peer group is reviewed annually by the Compensation Committee and adjustments are made as necessary to ensure the group continues to properly reflect the market in which Gilead competes for talent. The Compensation Committee also reviews annually the executive pay practices of other similarly situated companies as reported in industry surveys and reports from compensation consulting firms. This information is considered when making recommendations for each element of compensation.

Components of Executive Compensation Program

Base Salary

The Compensation Committee believes that increases to base salary should reflect the individual’s performance for the preceding year and his or her pay level relative to similar positions in our peer group, taking performance into account.

Annual Bonus

Gilead uses the annual bonus program to reflect the contribution of the executive and his/her business unit to the organization, as well as Gilead’s overall achievement of pre-specified corporate, business unit and individual goals for the preceding year. Gilead establishes bonus targets, expressed as a percentage of salary, that are designed to deliver total cash compensation (base salary plus bonus) that reflects an appropriate pay and performance alignment relative to the peer group.

At the beginning of each year, the Compensation Committee approves specific goals for the upcoming year, along with associated weightings, for purposes of the bonus plan. For Senior Vice Presidents and Executive Vice Presidents, 75% of the annual bonus is based on company performance and 25% is based on individual performance. For the Chief Executive Officer, 100% of the annual bonus is based on company performance. In addition to traditional measures of corporate performance, such as sales growth and net income, the Compensation Committee emphasizes other indications of performance, such as the progress of Gilead’s research and development programs and corporate development activities. These qualitative factors are also typically used by our peer group companies to evaluate their performance. These accomplishments necessarily involve a subjective assessment of corporate performance by the Compensation Committee. Moreover, the Compensation Committee does not base its considerations on any single performance factor, but rather considers a mix of factors and evaluates company and individual performance against that mix.

In January of the year following the fiscal year for which bonuses are to be paid and before payment, the Compensation Committee approves the percent of goal achieved for each corporate goal, along with the overall percent of corporate goal achievement for purposes of bonus plan payouts.

Equity Compensation

Equity compensation is a critical component to Gilead’s efforts to attract and retain executives and key employees, encourage employee ownership in Gilead, link pay with performance and align the interests of executive officers with those of stockholders. Gilead provides executive officers with a substantial economic interest in the long-term appreciation of Gilead’s common stock through the grant of stock options, subject to vesting restrictions. Stock options provide value only if Gilead’s stock price increases (which benefits all stockholders), and only if the executive or employee remains with Gilead until his or her options vest. Gilead’s standard practice is to grant options that vest over a five-year period.

Gilead is sensitive to the concerns of its stockholders regarding the dilutive impact of stock options. Accordingly, Gilead has designed its option grant practices to reflect an appropriate balance between stockholders’ dilution concerns and Gilead’s need to remain competitive by recruiting and retaining high-performing employees. In particular:

•	All of Gilead’s equity plans have been approved by stockholders. In addition, it is Gilead’s intention to annually ask stockholders to authorize a pool of shares for the upcoming year;

•	Gilead’s current equity compensation awards to employees, net of forfeitures, as a percentage of Gilead’s outstanding common stock is conservative in our industry (2.1% average over the last three years, excluding shares assumed in connection with the acquisition of Triangle Pharmaceuticals, Inc.); Gilead’s current intent is to limit annual net issuances of long term incentive awards to employees to under 3% of the number of shares of common stock outstanding, subject to extraordinary events (e.g., acquisitions);

•	The guidelines for equity grants are structured in consideration of peer group practice with respect to the economic value of equity compensation provided and the number of shares granted as a percent of total common shares outstanding, but also taking company performance compared to the peer group into account; and

•	Equity grants to individual executive officers are generally based on individual/business unit performance in the preceding year, but also on the expected future contribution and long term retention of the executive.

Due to changes in equity accounting regulations and the related shift in equity compensation practices in Gilead’s industry, the Compensation Committee asked management to conduct a comprehensive review of Gilead’s executive and broader employee equity program in 2005. The purpose of this review was to determine if the current stock option program: (i) supports Gilead’s executive/employee attraction and retention initiatives; (ii) provides the appropriate incentive to executives and employees to create long-term stockholder value; and (iii) serves the best interests of Gilead’s stockholders. At this time, the Compensation Committee believes that stock options priced at the full fair market value of Gilead common stock on the date of grant best achieve the objectives stated above. However, the Compensation Committee believes it is prudent to maintain the flexibility to use other forms of equity compensation if business conditions and/or competitive practice changes.

Benefits and Perquisites

The benefits offered to Gilead’s executive officers are substantially the same as those offered to all Gilead employees. The company provides medical and other benefits to executives that are generally available to other employees, including an employee stock purchase plan, a 401(k) plan with matching contributions and group term life insurance premiums. Executives are eligible to enroll in Gilead’s Deferred Compensation Plan in which participants may elect to defer annually the receipt of a portion of their base salary and/or annual bonus otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferred in amounts in future years.

Gilead provides perquisites and other benefits to certain executive officers in the form of limited personal aircraft usage and the payment of airline club membership dues and relocation expenses. For the Named Executive Officers, the amounts of the perquisites and other types of benefits are described in the “Other Annual Compensation” and “All Other Compensation” columns of the “Summary Compensation Table” and accompanying footnotes on pages 37 and 38.

Review of 2005 Executive Compensation Decisions (excluding the Chief Executive Officer)

Base Salary

In January 2005, the Compensation Committee met to review and approve executive officer salary increases. After considering the factors listed above under “Components of Executive Compensation Program—Base Salary,” the Chief Executive Officer’s input with respect to the executive officer group (except the Chief Executive Officer), and promotions or changes in responsibilities that took place during the year, the Compensation Committee approved salary increases for the executive officers, including the Named Executive Officers, resulting, for the Named Executive Officers, in the base salary levels reported in the “Summary Compensation Table” beginning on page 37.

Annual Bonus

The “Summary Compensation Table” beginning on page 37 reports bonuses earned by the Named Executive Officers (but paid in March 2006) for performance in 2005. At its January 2006 meeting, the Compensation Committee reviewed executive officer performance in 2005 against the goals established at the beginning of the year and authorized payouts for the executive officers that, on average, were 140% of their target annual bonus award. Specifically, the Compensation Committee concluded that Gilead achieved the following stated performance goals and objectives for the year 2005:

•	exceeded product revenue targets for Truvada, Viread, AmBisome and Hepsera;

•	exceeded research goals;

•	exceeded development goals, including:

•	advanced GS 9137, a HIV integrase inhibitor, into Phase 1/2 viral dynamics study;

•	filed an investigational new drug application and moved GS 9132, a protease inhibitor for the treatment of infection with the hepatitis C virus (HCV), into Phase 1 study;

•	successfully co-formulated fixed-dose regimen of Truvada and Sustiva®;

•	began enrollment of patients in two Phase 3 studies of tenofovir disoproxil fumarate in chronic hepatitis B virus (HBV); and

•	presented data from key studies in HIV and HBV, further defining favorable product profiles;

•	achieved or exceeded all financial targets for the year on a quarterly and full-year basis;

•	achieved all corporate development and government affairs objectives, including:

•	in-licensed GS 9173 (also known as JTK-303) from Japan Tobacco; and

•	in-licensed a series of HCV inhibitors from 4AZA Biosciences NV;

•	achieved administration goals, including managing the transition of staff from Gilead’s Paris office to the new European headquarters in the London area;

•	met all product manufacturing requirements, including:

•	partnered with Aspen Pharmacare to manufacture Truvada and Viread for the 97 resource-limited countries included in the Gilead Access Program and distribute these two products in every country in Africa; and

•	lowered the cost of the active pharmaceutical ingredients in HIV products, resulting in lower not-for-profit country pricing;

•	achieved several milestones in addition to the foregoing planned objectives, the most significant of which include:

•	negotiated successful buy-out of 65% of the royalty owed to Emory University for emtricitabine, the active pharmaceutical ingredient in Emtriva and Truvada;

•	resolved dispute with Hoffmann-La Roche related to the research and collaboration agreement for Tamiflu, resulting in a cash settlement and an amendment to the research and collaboration agreement with greater commercialization participation; and

•	repatriated $280 million of qualified foreign earnings to the United States under the American Jobs Creation Act resulting in a tax benefit for 2005.

The approved bonus payments resulted in total cash compensation above the 50th percentile for the executive officer group. The Compensation Committee also noted that Gilead’s 2005 performance relative to this same peer group approximated or exceeded the 75th percentile (and in many cases the 90th percentile) with respect to the following quantifiable measures: earnings per share, earnings per share growth, return on assets, return on equity, revenue per employee, market capitalization per employee and one-year stock price growth.

Equity Compensation

In its January 2005 meeting, the Compensation Committee approved stock option grants for the executive officers, including grants for the Named Executive Officers, as outlined in the table on page 39 titled “Option Grants in Last Fiscal Year.” These stock option grant levels were based on the 50th percentile of the peer group companies and then adjusted to reflect individual achievements and company performance for 2004.

Benefits and Perquisites

Gilead did not make any changes to its executive officer benefits and perquisites program in 2005.

2006 Executive Compensation (excluding the Chief Executive Officer)

In January 2006, the Compensation Committee approved 2006 base salaries and target 2006 bonus awards and awarded stock option grants to the following executive officers. These decisions were based on the executive compensation philosophy principles discussed earlier in this report and reflect the Compensation Committee’s assessment of company and individual performance during 2005.

Executive Officer	Base Salary	Target 2006 Bonus Awards (as % of Base Salary)	Number of Stock Options Awarded(1)
Norbert W. Bischofberger	$610,000	60%	180,000
John F. Milligan	$550,000	60%	200,000
Kevin Young	$500,000	60%	180,000
William A. Lee	$379,600	40%	65,000

(1)	Stock option awards were granted on January 25, 2006 with an exercise price of $58.01 per share.

Chief Executive Officer Compensation

Dr. Martin is eligible to participate in the same compensation plans, including the annual and long-term incentive plans available to other officers and employees of Gilead. In determining Dr. Martin’s 2005 and 2006 compensation (described below), the Compensation Committee considered the same compensation philosophy and principles discussed above for the other executive officers.

2005 Compensation

•	Base Salary. Effective February 1, 2005, the Compensation Committee increased Dr. Martin’s base salary from $880,000 to $975,000 in recognition of Dr. Martin’s leadership and performance in leading Gilead to sustained exceptional achievements over the past few years relative to peers, as discussed above.

•	Annual Bonus. Dr. Martin’s target bonus under the bonus plan was 80% of base salary; 100% of the bonus payout is determined based on achievement of pre-specified company goals. Due to the fact that Gilead far exceeded the specified goals for 2005, the Compensation Committee awarded Dr. Martin a bonus of $1,111,500 in January 2006, which represented 142.5% of target. The Compensation Committee believes this award is reasonable given Dr. Martin’s performance against the specified goals for 2005 and Gilead’s exceptional performance relative to the peer group.

•	Stock Option Award. Dr. Martin was also eligible to receive an annual stock option grant in 2005 based on performance and for retention purposes. In January 2005, Dr. Martin received an option to purchase 425,000 shares of Gilead common stock in recognition of Gilead’s performance during 2004 relative to the peer group.

2006 Compensation

•	Base Salary. Effective February 1, 2006, the Compensation Committee increased Dr. Martin’s base salary from $975,000 to $1,000,000.

•	Annual Bonus. The Compensation Committee also increased Dr. Martin’s target bonus under the bonus plan from 80% to 100% of base salary at its January 2006 meeting to bring his target total cash compensation more in line with the 50th percentile of the peer group companies. The annual bonus will be payable under a similar framework to 2005, except that Gilead has taken steps to ensure that annual bonus payments to executive officers are “performance-based compensation” under Section 162(m) of the Code and fully deductible by Gilead (discussed above).

•	Stock Option Award. In recognition of Dr. Martin’s leadership in accomplishing excellent results in 2005, in January 2006, the Compensation Committee granted him an option to purchase 450,000 shares of Gilead common stock.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million limit. The Compensation Committee has determined that ordinary income recognized by Gilead’s Named Executive Officers as a result of their exercise of stock options granted by the Compensation Committee under the 1991 Stock Option Plan and 2004 Plan having an exercise price at least equal to the fair market value of Gilead’s common stock on the date of grant, qualifies as performance-based compensation as defined under Section 162(m) of the Code. Except for cash compensation paid to the two most highly compensated executives, amounts of cash compensation paid to each of Gilead’s Named Executive Officers in 2005 did not exceed the $1 million limit under Section 162(m) of the Code. The Compensation

Committee believes it is in the best interests of Gilead to have executive officer compensation be fully deductible under Section 162(m) and as a consequence, has taken steps to ensure the annual bonus program meets the Section 162(m) requirements (see Proposal 4) in 2006. The Compensation Committee nevertheless retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

Conclusion

The Compensation Committee believes that the continued commitment and leadership of Gilead’s executive officers through fiscal year 2005 were and continue to be important factors in accomplishing Gilead’s achievements.

Compensation Committee

Gordon E. Moore, Chairman

John W. Madigan

Nicholas G. Moore

AUDIT COMMITTEE REPORT(1)

During the fiscal year ended December 31, 2005, the Audit Committee consisted of James Denny, John Cogan, George Shultz, Gordon Moore and Nicholas Moore. Mr. Denny, Chairman of the Board, attended the January 2005 Audit Committee meeting in an ex-officio capacity. In January 2005, Mr. Nicholas Moore became Chairman of the Audit Committee, replacing Mr. Denny, who remained on the Audit Committee. Dr. Cogan and Mr. Madigan joined the Audit Committee in July 2005 and January 2006, respectively. Dr. Shultz and Dr. Gordon Moore resigned from the Audit Committee in December 2005 and January 2006, respectively. None of the Audit Committee members is currently or has ever been an officer or an employee of Gilead and all are “independent” directors as currently set forth under Nasdaq listing standards. The Board has determined that each of Mr. Denny, Mr. Madigan and Mr. Nicholas Moore is an “audit committee financial expert,” as defined in applicable SEC rules.

The Audit Committee oversees on behalf of the Board Gilead’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal financial accounting and internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Annual Report on Form 10-K with management including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements. The Audit Committee operates under a written charter that both the Board and the Audit Committee have approved. A copy of the Audit Committee charter is attached hereto as Appendix A to these proxy materials.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Gilead’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards 61 as well as their independence from management and Gilead, including the matters in the written

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Gilead under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

disclosures and the letter from the independent registered public accounting firm received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with their independence.

The Audit Committee discussed with Gilead’s independent registered public accounting firm the overall scope and plans of their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audit and quarterly reviews, their evaluations of Gilead’s internal controls and the overall quality of Gilead’s financial reporting. The Audit Committee held eleven meetings during 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee has also recommended, subject to stockholder ratification, the retention of Ernst & Young LLP as Gilead’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Audit Committee

Nicholas G. Moore, Chairman

John F. Cogan

James M. Denny

John W. Madigan

PERFORMANCE MEASUREMENT COMPARISON

The following graph compares total stockholder returns of Gilead for the past five years to two indices: the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies), labeled Nasdaq-US; and the Nasdaq Pharmaceutical Index, labeled Nasdaq-Pharmaceutical. The total return for Gilead’s common stock and for each index assumes the reinvestment of all dividends, although cash dividends have never been declared on Gilead’s common stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on the Nasdaq Stock Market. The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the Nasdaq Stock Market. Gilead’s common stock is traded on the Nasdaq Stock Market and is a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical Indices.

The stockholder return shown on the graph below is not necessarily indicative of future performance, and Gilead does not make or endorse any predictions as to future stockholder returns.

Comparison of Cumulative Total Return on Investment for Past Five Years(1) (2)

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Gilead under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)	Shows the cumulative return on investment assuming an investment of $100 in our common stock, the Nasdaq-US and Nasdaq-Pharmaceuticals indices on December 31, 2000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Executive Officer Loan

In May 2001, Gilead entered into a loan agreement with John F. Milligan, currently Gilead’s Executive Vice President and Chief Financial Officer. The original principal amount of the loan was $110,000 with a term of ten years. The loan is non-interest bearing and 50% of the principal amount will be forgiven on a pro rata basis over a period of five years beginning on the sixth anniversary of the loan as long as Dr. Milligan is still employed by Gilead. In the event that Dr. Milligan ceases to be employed by Gilead, the loan becomes interest-bearing and due and payable within sixty days of such termination of employment. The loan is secured by a deed of trust on Dr. Milligan’s residence. As of December 31, 2005, the outstanding balance of the loan was $110,000.

Indemnity Agreements

Gilead has entered into indemnity agreements with each of its executive officers (including the Named Executive Officers) and directors which provide, among other things, that Gilead will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Gilead, and otherwise to the full extent permitted under Delaware law and Gilead’s bylaws.

Severance Plan

Gilead adopted the Gilead Sciences, Inc. Severance Plan (the “Severance Plan”) to provide severance benefits for employees, including executive officers, upon involuntary termination by Gilead in the event of a company-wide lay-off, departmental reorganization, significant restructuring of an individual’s job duties or due to a change in work location of more than 50 miles from the previous location. For executive officers, these benefits are: (a) a cash benefit calculated as a multiple of the executive officer’s regular salary and most recent actual bonus or current target bonus; (b) outplacement services for a specified period; and (c) continued coverage under Gilead’s health and welfare plans for a specified period. Although the Severance Plan provides the participant the option of receiving severance benefits in a lump sum payment, as a result of recent legislation, Gilead no longer allows participants, including executive officers, to elect for a lump sum payment. In addition, severance payments to “key employees” of Gilead (as defined by the Code), which includes executive officers, will commence six months after termination of employment.

The Severance Plan also provides the foregoing benefits for executive officers who are involuntarily terminated or who resign due to certain specified reasons within a designated period following a change in control of Gilead. A change in control would occur in the case of a dissolution or liquidation of Gilead; a merger or consolidation in which Gilead was not the surviving corporation; a reverse merger in which Gilead was the surviving corporation but the shares of common stock were converted into other property; or a capital reorganization involving an exchange of more than 50% of the voting stock of Gilead. If the Chief Executive Officer resigns under certain circumstances or is involuntarily terminated without cause following a change in control event, the cash benefit noted in (a) in the preceding paragraph is three times annual regular earnings and bonus if such resignation or involuntary termination occurs within 24 months following a change in control event and two times annual earnings and bonus upon termination by Gilead in the event of a company-wide lay-off, departmental reorganization, significant restructuring, or change in job location of more than 50 miles. If an Executive Vice President or Senior Vice President resigns under certain circumstances or is involuntarily terminated without cause following a change in control, the cash benefit is two and a half times annual regular earnings and bonus if such resignation or involuntary termination occurs within 18 months following such change in control event and one and a half times annual regular earnings and bonus upon termination by Gilead in the event of a company-wide lay-off, departmental reorganization, significant restructuring, or change in job location of more than 50 miles. An executive officer who qualifies for such change in control benefits under the

Severance Plan will also receive an additional cash payment equal to the amount of any estimated excise tax to be imposed on the compensation benefits received under the Severance Plan as well as any other amount payable under any other Gilead compensation program (such as stock option acceleration) deemed to be a parachute payment subject to excise tax.

No benefits will be paid to executive officers or eligible employees under the Severance Plan if the termination is due to death, for cause, for failure to meet specified performance objectives or for a voluntary resignation (other than as set forth above).

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Gilead stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Susan Hubbard, Vice President, Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or contact ADP Investor Communication Services at 1-800-542-1061. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Gilead will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board, at the time of the preparation of this proxy statement, knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mark L. Perry

Secretary

March 31, 2006

A copy of Gilead’s Annual Report on Form 10-K for the year ended December 31, 2005, is available without charge upon written request to Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or by accessing a copy through Gilead’s website at http://www.investors.gilead.com under “Stock Information—SEC Filings.”

APPENDIX A

GILEAD SCIENCES, INC.

AUDIT COMMITTEE CHARTER

(Revised April 5, 2000)

(Revised October 30, 2002)

(Revised July 27, 2005)

The Audit Committee shall be composed of at least three members of the Board of Directors all of whom are independent of the management of Gilead Sciences, Inc. (the “Company”) and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member. The members of the Audit Committee shall satisfy the independence and experience requirements, including the financial literacy and expertise requirements, as determined pursuant to applicable law or regulations established by the Securities and Exchange Commission (“SEC”) and the National Association of Securities Dealers, Inc. (“NASD”). The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and to Section 141 of the Delaware General Corporation Law.

The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders and the investment community relating to the oversight of corporate accounting and reporting practices of the Company, the systems of internal accounting and financial controls, the qualifications, independence and performance of the independent auditors (the “auditors”) and the quality and integrity of the financial reports of the Company. The Audit Committee shall have free and open communication with the directors, the auditors, the internal auditors, and the financial management of the Company. However, the Audit Committee is not responsible for the preparation, completeness and accuracy of the financial statements of the Company or the planning and conducting of the audits of the Company.

In carrying out its responsibilities, the Audit Committee shall adopt policies and procedures it believes necessary or appropriate to enable it to react to changing conditions, and to increase the confidence of the directors and stockholders that the corporate accounting and reporting practices of the Company comply with all requirements.

As appropriate under the circumstances, the Audit Committee will, among its other responsibilities:

1. Be directly responsible for the selection, appointment, retention, compensation, oversight and, where appropriate, authorization of the replacement of the auditors. The Audit Committee shall determine compensation for the auditors on an annual basis and approve, in advance, the fees and terms of all services to be performed by the auditors, subject to the de minimis exception for non-audit services in accordance with SEC rules and regulations. The Audit Committee shall review the auditors’ report covering all matters required by applicable SEC and NASD rules and regulations and evaluate annually the experience and qualifications of the senior members of the auditor team.

2. Obtain and review a report prepared for and provided to the Audit Committee from the auditors at least annually regarding (a) the auditors’ internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and (c) any steps taken to deal with any such issues. Evaluate the independence of the auditors, including (i) considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence and taking into account the opinions of management and internal auditors; (ii) obtaining, at least annually, a formal written statement from the auditors confirming their independence from the Company and delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, as modified or supplemented from time to time; and

(iii) actively engaging in dialogue with the auditors regarding matters that might reasonably be expected to affect their objectivity and independence and taking, or recommending that the full Board take, appropriate action to oversee the independence of the auditors. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

3. Oversee the Company’s compliance with the SEC and NASD requirements relating to the rotation of audit partners, and guidelines for the Company’s hiring of employees or former employees of the audit firm who were engaged in the Company’s account.

4. Meet with the auditors and financial management of the Company to review the scope and cost of the proposed audit for the current year and the audit procedures to be utilized and, following the conclusion thereof, review the results of such audit, including any findings, comments or recommendations of the auditors. Such review should also include a summary of internal control deficiencies provided by the auditors and the Company’s response letter, if any.

5. Discuss with the auditors and the Company’s financial and accounting personnel, their periodic review of the adequacy and effectiveness of, and compliance with the accounting and financial controls of the Company and systems of internal controls, including the adequacy of the systems of reporting to the Audit Committee.

6. Review with the auditors and Company’s financial management and accounting personnel the potential effect of regulatory and accounting developments on the Company’s financial statements.

7. Review and approve, in advance, all “related party” transactions in accordance with applicable law and SEC and NASD rules and regulations.

8. Review reports prepared for and provided to the Audit Committee by management and/or the auditors of significant reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of critical accounting policies and the effect of alternative GAAP methods on the Company’s financial statements.

9. Assist the Company’s management in the establishment and maintenance of disclosure controls and procedures in accordance with applicable law and SEC and NASD rules and regulations that are adequate to meet the Company’s reporting obligations under applicable securities laws.

10. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company with respect to accounting, internal accounting controls or auditing matters which shall include procedures for the confidential and anonymous treatment of submission of such complaints by employees. Review with management and the auditors any correspondence with regulators or government agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

11. Review with the Company’s General Counsel or other appropriate legal personnel any legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance policies, business conduct controls and any material reports or inquiries received from regulators or governmental agencies.

12. Meet with the auditors in executive sessions. The Audit Committee shall review with the auditors any problems or difficulties identified by management or the auditors during the audit and management’s response, and undertake the responsibility to investigate and resolve any disagreements between the Company’s management and the auditors regarding the Company’s financial reporting or in the course of the audit work.

13. Review with the auditors and the Company’s financial management and accounting personnel the Company’s proposed earnings releases and financial guidance, if any, and quarterly financial statements, including the results of the review by the auditors of the quarterly financial statements, prior to the filing of the Company’s Quarterly Report on Form 10-Q. Such review shall include, without limitation, a discussion of any material changes in accounting principles or practice used in preparing the financial statements, Management’s Discussion and Analysis of Operations proposed to be set forth in the Quarterly Report on Form 10-Q, management’s conclusion regarding its assessment of the effectiveness of the Company’s disclosures controls and procedures and of all matters necessary for the certifications of such report by the Company’s management in accordance with applicable law.

14. Prior to the filing of its Annual Report on Form 10-K:

a. Review and discuss with the auditors the results of the annual audit of the Company’s financial statements, including (i) the auditors’ assessment of the quality, not just acceptability, of accounting principles, (ii) the reasonableness of significant judgments, (iii) the nature of significant risks and exposures, (iv) the adequacy of the disclosures in the financial statements and (v) any other matters required to be communicated to the Audit Committee by the auditors under auditing standards generally accepted in the United States.

b. Review with the auditors and the Company’s financial management and accounting personnel the Company’s audited annual financial statements and management’s assertions related to its assessment of the effectiveness of the Company’s internal control over financial reporting as of end of the most recent fiscal year and, as required, the auditors’ attestation and report on such assertions. Such review shall include, without limitation, a discussion of any material changes in accounting principles or practices used in preparing the financial statements, Management’s Discussion and Analysis of Operations proposed to be set forth in the Annual Report on Form 10-K, management’s conclusions regarding its assessment of the effectiveness of the Company’s disclosure controls and procedures and of all matters necessary for the certifications of such report by the Company’s management in accordance with applicable law.

c. Based on the results of the review and discussion above, determine whether to recommend to the Board that the financial statements be included in the Form 10-K for filing with the SEC.

15. Review and discuss with management and the auditors any material financial or non-financial arrangements of the Company which do not appear in the Company’s financial statements and any transactions or arrangements with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

16. Meet with internal audit management of the Company to (a) review and approve the annual internal audit plan and budget, including any significant subsequent modifications, and (b) review the results of internal audit activities, including significant issues and management action plans.

17. Submit the minutes of meetings of the Audit Committee to, or discuss the matters discussed at committee meetings with, the Board of Directors.

18. Investigate matters brought to its attention within the scope of its duties as it deems necessary or appropriate. In discharging these responsibilities, the Audit Committee will have full access to Company management and other employees and to the Company’s books and records, and will have the power and resources to retain outside legal, accounting or other advisors to assist the Audit Committee for this purpose, and to determine the compensation for any such advisors.

19. Prepare a report to be included in the Company’s annual proxy statement as required by applicable SEC and NASD rules and regulations.

20. Review and reassess the adequacy of the Audit Committee Charter on an annual basis.

21. Perform such other functions and have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

APPENDIX B

GILEAD SCIENCES, INC.

2004 EQUITY INCENTIVE PLAN(1)

1. Purpose of the Plan. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance. If this Plan is approved by stockholders at the 2004 annual meeting of stockholders, it will replace the Gilead Sciences, Inc. 1991 Stock Option Plan and the Gilead Sciences, Inc. 1995 Non-Employee Directors’ Stock Option Plan, no further option grants will be made under those plans, and the remaining shares available for issuance under those plans will be available for issuance under this Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Acceleration Period” means: (i) 24 months, in the case of the Chief Executive Officer, (ii) 18 months, in the case of an Executive Vice President or Senior Vice President, and (iii) 12 months, in the case of all other Grantees.

(d) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(e) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, Phantom Share, or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Active Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Entity policy, or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(i) “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions:

(i) a dissolution or liquidation of the Company;

(ii) a merger or consolidation in which the Company is not the surviving corporation;

(1)	Includes amendments through January 26, 2006, the date of the Board of Director’s meeting, approving the amendment and submission to stockholders for approval on May 10, 2006. Includes share adjustment to reflect two-for-one stock split effective September 3, 2004.

(iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(iv) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Gilead Sciences, Inc., a Delaware corporation.

(n) “Consultant” means any person including an advisor, who is engaged by the Company or any Related Entity to render services to the Company or such Related Entity and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not otherwise compensated by the Company for their services as Directors. The term “Consultant” shall include a member of the Board of Directors of a Related Entity.

(o) “Continuous Active Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Active Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Active Service shall not be considered interrupted or terminated in the case of (i) a bona fide leave of absence of three consecutive months or less, (ii) the first three consecutive months of a bona fide leave of absence, (iii) a bona fide leave of absence exceeding three consecutive months, if the right to re-employment is provided either by statute or contract, or (iv) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant. Continuous Active Service shall be considered terminated (i) on the first day immediately following the first three consecutive months of either a bona fide leave of absence or a personal leave of absence which exceeds three months if the right to re-employment is not provided either by statute or contract or (ii) upon the effective date of any change in status or capacity as an Employee, Director or Consultant (except as otherwise provided in the Award Agreement or authorized by the Board). The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Active Service shall be considered interrupted in the case of any leave of absence approved by the Board or the chief executive officer of the Company including sick leave, military leave, or any other personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three consecutive months, and reemployment upon expiration of such leave is not provided either by statute or contract such that Continuous Active Service is considered terminated, then the Incentive Stock Option shall be treated as a Nonstatutory Stock Option if exercised more than three months following termination of Continuous Active Service.

(p) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(q) “Director” means a member of the Board or the board of directors of any Related Entity.

(r) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(s) “Domestic Partner” means a person who meets and continues to meet all of the criteria detailed in the Gilead Sciences Affidavit of Domestic Partnership when the Domestic Partnership has been internally registered with the Company by filing with the Company an original, properly completed, notarized Gilead Sciences Affidavit of Domestic Partnership.

(t) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. Neither service as a Director nor payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in common stock) on the last market trading day prior to the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and high asked prices for the Common Stock on the last market trading day prior to the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Board in good faith.

(w) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(x) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, Domestic Partner, a trust in which these persons (or the Grantee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests

(y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(z) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(cc) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ee) “Performance Shares” means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

(ff) “Performance Units” means an Award denominated in U.S. dollars which may be earned in whole or in part based upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(gg) “Phantom Share” means an Award denominated in Shares in which the Grantee has the right to receive an amount equal to the value of a specified number of Shares over a specified period of time and which will be payable in cash or Shares as established by the Administrator.

(hh) “Plan” means this Gilead Sciences, Inc. 2004 Equity Incentive Plan.

(ii) “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(jj) “Restricted Stock” means Shares or an Award denominated in Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto, as in effect when discretion is being exercised with respect to the Plan.

(ll) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(mm) “Share” means a share of the Common Stock.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including, without limitation, Restricted Stock, Performance Shares, Options, SARs, Dividend Equivalent Rights, and Phantom Shares) is 27,200,000(2) Shares, plus the number of shares previously authorized for issuance under the Gilead Sciences, Inc. 1991 Stock Option Plan and the Gilead Sciences, Inc. 1995 Non-Employee Directors’ Stock Option Plan which are not required to be issued upon the exercise of options under those plans outstanding on May 25, 2004. Notwithstanding the foregoing, no more than 5,000,000 of such Shares may be issued pursuant to all Awards of Restricted Stock, Performance Shares, SARs, and Phantom Shares, in total(3). The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock. Performance Units that by their terms may only be settled in cash shall not reduce the maximum aggregate number of shares that may be issued under the Plan.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) Plan Administrator:

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be

(2)	Maximum number of Shares consists of 3,600,000 Shares authorized coincident with the adoption of the 2004 Equity Incentive Plan at the 2004 annual stockholders meeting, another 3,600,000 Shares due to the share adjustment for the two-for-one stock split effective September 3, 2004, and an additional 10,000,000 Shares authorized and approved at the 2005 annual stockholders meeting.
(3)	The 5,000,000 limit includes performance units to the extent these awards are settled in shares.

administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option awarded under the Plan shall be subject to stockholder approval as provided in Section 7(b), and (C) canceling an Option at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, Restricted Stock, or other Award shall be subject to stockholder approval as provided in Section 7(b), unless the cancellation and exchange occurs in connection with a Change in Control as provided in Section 12;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses (including attorneys’ fees), actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine.

6. Terms and Conditions of Awards.

(a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, Restricted Stock, Dividend Equivalent Rights, Performance Units, Performance Shares, or Phantom Shares. An Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Nonstatutory Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) revenue, (ii) achievement of specified milestones in the discovery and development of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) personal management objectives, (vii) share price (including, but not limited to, growth measures and total shareholder return), (viii) earnings per share, (ix) operating efficiency, (x) operating margin, (xi) gross margin, (xii) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xiii) net sales growth, (xiv) productivity ratios, (xv) operating income, (xvi) net operating profit, (xvii) net earnings or net income (before or after taxes), (xviii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), (xix) earnings before or after interest, taxes, depreciation, and/or amortization, (xx) economic value added, (xxi) market share, (xxii) customer satisfaction, (xxiii) working capital targets, and (xxiv) other measures of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards. The maximum number of Shares with respect to which Options may be granted to any Grantee in any fiscal year of the Company shall be 1,250,000 Shares. The maximum number of Shares with respect to which Restricted Stock, Performance Shares, SARs, or Phantom Shares, in the aggregate, may be granted to any Grantee in any fiscal year of the Company shall be 200,000 Shares. In connection with an Employee’s or Consultant’s (i) commencement of Continuous Active Service or (ii) promotion, an Employee or Consultant may be granted Options for up to an additional 500,000 Shares or Restricted Stock, Performance Shares, SARs, or Phantom Shares, in the aggregate, for up to an additional 100,000 shares which shall not count against the limit set forth in the preceding sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. The value of all Awards denominated in U.S. dollars granted in any single calendar year to any Participant shall not exceed $7,000,000. For this purpose, the value of an Award denominated in U.S. dollars shall be determined on the date of grant without regard to any conditions imposed on the Award. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Awards are canceled, the canceled Awards shall continue to count against the maximum number of Shares with respect to which Awards may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock), if such repricing is approved by the stockholders of the Company, shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR. If the vesting or receipt of Shares under the Award is deferred to a later date, any amount (whether denominated in Shares or U.S. dollars) paid in addition to the original number of Shares subject to the Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(j) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such later date as is determined by the Administrator.

7. Award Exercise or Purchase Price; Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than 110% of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(iii) In the case of a SAR, the base amount on which the stock appreciation is calculated shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(iv) In the case of other Awards, such price as is determined by the Administrator.

(v) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) No Authority to Reprice. Without the consent of stockholders of the Company, no Award may be repriced, replaced, regranted through cancellation, or modified (except as provided in Section 10) if the effect is to reduce the exercise or purchase price for the Shares underlying such Award. In addition, the replacement or substitution of one Award for another Award is prohibited, absent stockholder consent, to the extent it has the effect of reducing the exercise or purchase price of the underlying Shares.

(c) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six months;

(iv) with respect to Options, payment through a traditional broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v) with respect to Options, payment through an internet-based broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall establish and maintain an account with the internet-based broker-dealer to effect the sale of some or all of the purchased Shares and ensure that such account contains sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall execute the transaction with the internet-based broker-dealer who will then cause the purchased Shares to be deposited into the Grantee’s account in order to complete the sale transaction; or

(vi) any combination of the foregoing methods of payment.

(d) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any federal, state, local or non-U.S. income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement. Notwithstanding any other provision of the Plan to the contrary, except with respect to a maximum of 5% of the Shares authorized for issuance under Section 3(a), any Awards of Restricted Stock which vest on the basis of the Grantee’s Continuous Active Service with the Company or a Related Entity shall not provide for vesting which is any more rapid than annual pro rata vesting over a three-year period and any Awards of Restricted Stock which provide for vesting upon the attainment of performance goals shall provide for a performance period of at least 12 months.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company or its designee in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(c)(iv).

(b) Exercise of Award Following Termination of Continuous Active Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Active Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Active Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Active Service shall convert automatically to a Nonstatutory Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization. If any change is made in the Common Stock subject to the Plan, or subject to any Award (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to Section 3(a), and the maximum number of shares subject to award to any person during any calendar year pursuant to Section 6(g), and the outstanding Awards (other than an Award of Restricted Stock that is outstanding at the time of the event described in this paragraph) will be appropriately adjusted in the classes(es) and the number of shares and price per Share subject to such outstanding Awards, including any price required to be paid for Restricted Stock not yet outstanding at the time of the event described in this paragraph.

11. Change in Control.

(a) Effect of Change in Control on Awards. In the event of a Change in Control, then, at the sole discretion of the Board and to the extent permitted by applicable law: (i) any surviving corporation shall assume any Awards outstanding under the Plan or shall substitute similar Awards for those outstanding under the Plan, (ii) the time during which such Awards may be exercised shall be accelerated and the Awards terminated if not exercised prior to the Change in Control, or (iii) such Awards shall continue in full force and effect.

(b) Acceleration of Award Upon Change in Control. Notwithstanding any other provisions of this Plan to the contrary, if a Change in Control occurs and if within one month before or within the Applicable Acceleration Period after the date of such Change in Control (1) the Continuous Active Service of an

Employee or a Consultant terminates due to an involuntary termination (not including death or Disability) without Cause (as such term is defined below) or a voluntary termination by the Grantee due to Constructive Termination (as such term is defined below) or (2) the Continuous Active Service of a Director terminates, then the vesting and exercisability of all Awards held by such Grantee shall be accelerated, or any reacquisition or repurchase rights held by the Company with respect to an Award shall lapse, as follows. With respect to those Awards held by a Grantee at the time of such termination, 100% of the unvested Shares covered by such Awards shall vest and become exercisable (or reacquisition or repurchase rights held by the Company shall lapse with respect to 100% of the Shares still subject to such rights, as appropriate) as of the date of such termination.

(c) Definition of “Cause”. For the purposes of Section 11(b) only, “Cause” means (i) conviction of, a guilty plea with respect to, or a plea of non contendere to a charge that a Grantee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or a Related Entity; (ii) material breach of any agreement entered into between the Grantee and the Company or a Related Entity that impairs the Company’s or the Related Entity’s interest therein; (iii) willful misconduct, significant failure of the Grantee to perform the Grantee’s duties, or gross neglect by the Grantee of the Grantee’s duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company or a Related Entity.

(d) Definition of “Constructive Termination”. For purposes of Section 11(b) only, “Constructive Termination” means the occurrence of any of the following events or conditions: (i) (A) a change in the Grantee’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Grantee’s status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or within the Applicable Acceleration Period after the date of a Change in Control; (B) the assignment to the Grantee of any duties or responsibilities which are inconsistent with the Grantee’s status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time within the Applicable Acceleration Period after the Change in Control; or (C) any removal of the Grantee from or failure to reappoint or reelect the Grantee to any of such offices or positions, except in connection with the termination of the Grantee’s Continuous Active Service for Cause, as a result of the Grantee’s Disability or death or by the Grantee other than as a result of Constructive Termination; (ii) a reduction in the Grantee’s annual base compensation or any failure to pay the Grantee any compensation or benefits to which the Grantee is entitled within five days of the date due; (iii) the Company’s requiring the Grantee to relocate to any place outside a 50 mile radius of the Grantee’s current work site, except for reasonably required travel on the business of the Company or a Related Entity which is not materially greater than such travel requirements prior to the Change in Control; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Grantee was participating at any time within 90 days preceding the date of a Change in Control or at any time within the Applicable Acceleration Period after the Change in Control, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Grantee, or (B) provide the Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Grantee was participating at any time within 90 days preceding the date of a Change in Control or at any within the Applicable Acceleration Period after the Change in Control; (v) any material breach by the Company of any provision of an agreement between the Company and the Grantee, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within 15 days following notice by the Grantee of such breach; of (vi) the failure of the Company to obtain an agreement, satisfactory to the Grantee, from any successors and assigns to assume and agree to perform the obligations created under this Plan.

(e) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Change in Control shall remain exercisable as an Incentive Stock

Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Nonstatutory Stock Options.

12. Effective Date and Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten years unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by NASD Marketplace Rule 4350(i)(1)(A), Section 422 of the Code and regulations promulgated thereunder, or any other Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Active Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Active Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Active Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

APPENDIX C

GILEAD SCIENCES, INC.

CODE SECTION 162(m) BONUS PLAN

Effective January 1, 2006

To Be Submitted to Stockholders for Approval May 10, 2006

1. Purpose of the Plan. The purpose of the Plan is to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives and to enable the Company to attract and retain high quality Eligible Employees.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Board” means the Board of Directors of the Company.

(b) “Bonus” means a cash payment made pursuant to the Plan.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Company” means Gilead Sciences, Inc., a Delaware corporation.

(f) “Corporate Bonus Plan” means the Gilead Sciences, Inc. Corporate Bonus Plan, as amended from time to time.

(g) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m) of the Code.

(h) “Director” means a member of the Board.

(i) “Eligible Employee” means an Employee who holds the title of Senior Vice President or above and, but for having the title of Senior Vice President or above, would be eligible to participate in the Corporate Bonus Plan.

(j) “Employee” means any person who is in the employ of the Company, subject to the control and direction of the Company as to both the work to be performed and the manner and method of performance. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(k) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(l) “Performance Goal” means any measurable criterion tied to the success of the Company and based on one or more of the business criteria described in Section 7.

(m) “Plan” means the Gilead Sciences, Inc. Code Section 162(m) Bonus Plan.

3. Administration of the Plan.

(a) The Committee. The Plan shall be administered by the Committee (or a subcommittee of the Committee) which shall be comprised solely of two or more Directors eligible to serve on a committee awarding Bonus payments qualifying as Performance-Based Compensation.

(b) Powers of the Committee. Subject the provisions of the Plan (including any other powers given to the Committee hereunder), the Committee shall have the authority, in its discretion:

(i) to establish Performance Goals;

(ii) to construe and interpret the terms of the Plan and Bonuses awarded under the Plan;

(iii) to establish additional terms, conditions, rules or procedures for the administration of the Plan; provided, however, that no Bonus shall be awarded under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(iv) to take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, members of the Committee who administer the Plan shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses (including attorneys’ fees), actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Bonus awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

4. Coverage. Eligible Employees are covered by the Plan.

5. Coordination with Corporate Bonus Plan; No Duplication of Benefits. While this Plan is in effect, Eligible Employees shall not be eligible to participate in the Corporate Bonus Plan. Bonuses awarded under this Plan shall be determined by reference to the terms and conditions of the Corporate Bonus Plan, but such reference is intended solely as a means of administering this Plan and the Corporate Bonus Plan in a similar manner, subject, however, to all of the limitations on and procedures applicable to Bonuses set forth in this Plan document. To the extent the terms and conditions set forth in this Plan document are in conflict with those of the Corporate Bonus Plan or are required to apply in order for Bonuses to qualify as Performance-Based Compensation, the terms and conditions set forth in this Plan document shall control.

6. Terms and Conditions of Bonus Awards.

(a) Pre-Established Performance Goals. Payment of Bonuses shall be based solely on account of the attainment of one or more pre-established, objective Performance Goals. The Committee shall establish one or more objective Performance Goals with respect to each Eligible Employee in writing not later than 90 days after the commencement of the period of service to which the Performance Goals relate, provided that the outcome of the Performance Goals is substantially uncertain at the time of their establishment. Performance Goals shall be based solely on one or more of the business criteria described in the Section 7.

(b) Committee Discretion. The Committee, in determining the amount of Bonus actually paid to an Eligible Employee, shall not have the discretion to increase the amount of the Bonus that otherwise would be payable upon the attainment of the Performance Goals but may decrease the amount of such Bonus in its sole discretion. The exercise of such discretion to decrease the amount of a Bonus may be based on such performance criteria as may have been established under the Corporate Bonus Plan or on such other criteria as the Committee may choose to apply.

(c) Committee Certification. Prior to the payment of any Bonus, the Committee shall certify in writing that the Performance Goals were satisfied.

(d) Individual Limitations on Awards. Notwithstanding any other provision of the Plan, the maximum amount of any Bonus paid to a Covered Employee in any fiscal year is $5,000,000.

7. Business Criteria.

(a) Permitted Criteria. Performance Goals established by the Committee may be based on any one of, or combination of, the following: (i) revenue, (ii) achievement of specified milestones in the discovery and development of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) share price (including, but not limited to, growth measures and total shareholder return), (vii) earnings per share, (viii) operating margin, (ix) gross margin, (x) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xi) net sales growth, (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, and/or amortization, (xviii) economic value added, (xix) market share, and (xx) working capital targets.

(b) Authorized Adjustments. The Committee is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other non-recurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of statutory adjustments to corporate tax rates; (v) to exclude the effects of “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved Performance Goals at targeted levels during the balance of a Performance Period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to common stockholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including spin-off or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) to reflect any partial or complete corporate liquidation.

8. Effective Date and Term of Plan. The Plan shall become effective on January 1, 2006, but no bonus shall be paid under the Plan to a Covered Employee unless the Plan is approved by the Company stockholders at the 2006 annual meeting. Assuming that such stockholder approval is obtained, the Plan shall continue in effect until the Board terminates it or until stockholder approval again is required for the Plan to meet the requirements of Code Section 162(m) but is not obtained.

9. Amendment, Suspension or Termination of the Plan. The Board may at any time amend, suspend or terminate the Plan.

10. Unfunded Obligation. Eligible Employees eligible to participate in the Plan shall have the status of general unsecured creditors of the Company. Any amounts payable to such Employees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Employees shall have no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

PROXY

GILEAD SCIENCES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2006

The undersigned hereby appoints John C. Martin and Mark L. Perry, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gilead Sciences, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Gilead Sciences, Inc. to be held at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California on Wednesday, May 10, 2006 at 10:00 a.m. local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

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Access your Gilead Sciences, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Gilead Sciences, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information • Establish/change your PIN	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Mark here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3, 4 AND 5 AND AGAINST PROPOSAL 6 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

		FOR	WITHHELD FOR ALL

ITEM 1—To elect nine directors to serve for the next year and until their successors are elected.		☐	☐

Nominees: 01 Paul Berg 02 John F. Cogan 03 Etienne F. Davignon 04 James M. Denny 05 John W. Madigan	06 John C. Martin 07 Gordon E. Moore 08 Nicholas G. Moore 09 Gayle E. Wilson

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3, 4 AND 5
		FOR	AGAINST	ABSTAIN

ITEM 2— To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2006.		☐	☐	☐
		FOR	AGAINST	ABSTAIN

ITEM 3— To approve an amendment to Gilead’s 2004 Equity Incentive Plan.		☐	☐	☐
		FOR	AGAINST	ABSTAIN

ITEM 4— To approve Gilead’s Code Section 162(m) Bonus Plan and certain performance-based provisions thereunder.		☐	☐	☐
		FOR	AGAINST	ABSTAIN

ITEM 5— To approve an amendment to Gilead’s Restated Certificate of Incorporation to increase the authorized number of shares of Gilead’s common stock from 700,000,000 to 1,400,000,000 shares.		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6
		FOR	AGAINST	ABSTAIN

ITEM 6— To approve a stockholder proposal requesting a report on the HIV/AIDS, tuberculosis and malaria pandemics.		☐	☐	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 9, 2006

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/gild		Telephone 1-866-540-5760		Mail

Mark, sign and date
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at http://www.investors.gilead.com